UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒    Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PERRIGO COMPANY PLC

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF 2016 ANNUAL GENERAL MEETING

Perrigo Company plc’s 2016 Annual General Meeting of Shareholders will be held at the following day, time and location:

Date: Tuesday, April 26, 2016 Time: 10:00 a.m. GMT	Location: The Westbury Hotel, Grafton, Dublin 2, Ireland

Meeting Agenda:

1.	Elect the ten director nominees named in the Proxy Statement as directors to serve until the Company’s Annual General Meeting of Shareholders in 2017.

2.	Ratify, in a non-binding advisory vote, the appointment of Ernst & Young LLP as the independent auditor of the Company and authorize, in a binding vote, the Board of Directors, acting through the Audit Committee, to fix the remuneration of the auditor.

3.	Approve, in a non-binding advisory vote, the Company’s executive compensation.

4.	Authorize the Company and/or any subsidiary of the Company to make market purchases and overseas market purchases of Company shares.

5.	Determine the price range at which the Company can reissue shares that it holds as treasury shares.

6.	Transact such other business that may properly come before the meeting.

Proposals 1 through 4 are ordinary resolutions requiring the approval of a simple majority of the votes cast at the meeting. Proposal 5 is a special resolution requiring the approval of not less than 75% of the votes cast. All proposals are more fully described in this Proxy Statement.

During the meeting, management will also present the Company’s Irish Statutory Financial Statements for the period June 28, 2015 through December 31, 2015, along with the related directors’ and auditor’s reports.

If you plan on attending the meeting, you may obtain admission tickets at the registration desk immediately prior to the meeting. Shareholders whose shares are registered in the name of a broker, bank or other nominee should bring proof or certificate of ownership to the meeting.

While all shareholders are invited to attend the meeting, only shareholders of record on February 26, 2016 may vote on the matters to be acted upon at the meeting.

Your vote is important. Please consider the issues presented in this Proxy Statement and vote your shares as soon as possible. To do so, you should promptly sign, date and return the enclosed proxy card or proxy voting instruction form or vote by telephone or Internet following the instructions on the proxy card or instruction form.

By order of the Board of Directors

Todd W. Kingma

Executive Vice President, General Counsel

and Company Secretary

March 17, 2016

We are once again pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. This e-proxy process expedites shareholders’ receipt of proxy materials while reducing the costs and the environmental impact of our annual meeting. On or about March 17, 2016, we mailed to our beneficial owners and consenting shareholders of record a notice of internet availability of proxy materials containing instructions on how to access our proxy statement and Transition Report and how to vote online. All other shareholders will receive a paper copy of the proxy statement, proxy card and Transition Report by mail unless otherwise notified by us or our transfer agent. The notice of internet availability contains instructions on how you can (i) receive a paper copy of the proxy statement, proxy card and Transition Report if you only received a notice by mail or (ii) elect to receive your proxy statement and Transition Report over the Internet if you received them by mail this year.

This Proxy Statement, the Transition Report on Form 10-KT and Irish Statutory Financial Statements for the six-month period ended December 31, 2015, are available at http://www.viewproxy.com/perrigo/2016.

Perrigo Company plc

Proxy Statement

Page
Voting Information	1

Change in Fiscal Year	5

Corporate Governance	5

Board of Directors and Committees	7

Certain Relationships and Related-Party Transactions	10

Director Compensation	11

Ownership of Perrigo Ordinary Shares	13

Section 16(a) Beneficial Ownership Reporting Compliance	14

Executive Compensation	15

Potential Payments Upon Termination or Change in Control	35

Remuneration Committee Report	41

Equity Compensation Plan Information	42

Audit Committee Report	43

Proposals to be Voted on:

(1) Election of Directors	44

(2) Ratify, in a non-binding advisory vote, the appointment of Ernst & Young LLP as the independent auditor of the Company, and authorize, in a binding vote, the Board of Directors, acting through the Audit Committee, to fix the remuneration of the auditor	51

(3) Approve, in a non-binding advisory vote, the Company’s executive compensation	53

(4) Authorize the Company and/or any subsidiary of the Company to make market purchases and overseas market purchases of Company shares	55

(5) Determine the price range at which the Company can reissue shares that it holds as treasury shares	56

Presentation of Irish Statutory Financial Statements	57

Transition Report on Form 10-KT	57

The proxy statement, form of proxy and voting instructions are being mailed to shareholders starting on or about March 17, 2016.

Proxy Summary

Here are highlights of important information you will find in this proxy statement. As this is only a summary, we encourage you to review the complete proxy statement before you vote.

Governance

•	Annual director elections; all directors and director nominees except Mr. Papa and Mr. Coucke are independent under the New York Stock Exchange (“NYSE”) rules.

•	All committee members are independent under NYSE rules.

•	Board of Directors is diverse in gender, ethnicity, experience and skills.

•	Independent directors regularly meet in executive session.

•	Lead independent director.

•	Annual board and committee assessments.

Shareholder Interest

•	No shareholder rights plan.

•	Executive compensation emphasizes performance-based compensation.

•	Annual advisory vote on executive compensation, with over 88% of the votes cast at our Annual General Meeting (“AGM”) in 2015 approving the compensation of our named executive officers.

•	Directors and executive officers are subject to robust share ownership guidelines.

Financial Results for the Six Month Period Ended December 31, 2015

•	Net sales of $2.8 billion.

•	Operating income of $94.5 million.

Voting Matters

Resolutions Proposed for Shareholder Vote	Board Vote Recommendation	Page Reference for Additional Details

1. Election of directors	FOR each nominee	44

2. Ratify, in a non-binding advisory vote, the appointment of Ernst & Young LLP as our independent auditor for fiscal year 2016, and authorize, in a binding vote, the Board of Directors, acting through the Audit Committee, to fix the remuneration of the auditor	FOR	51

3. Advisory vote on executive compensation	FOR	53

4. Authorize the Company and/or any subsidiary of the Company to make market purchases and overseas market purchases of Company shares	FOR	55

5. Determine the price range at which the Company can reissue shares that it holds as treasury reserves	FOR	56

Meeting Information

Location: The Westbury Hotel, Grafton, Dublin 2, Ireland

Date: April 26, 2016

Time: 10:00 a.m. GMT

Only shareholders at the close of business on the record date, February 26, 2016, may vote at the AGM. Each share is entitled to one vote on each matter to be voted on at the AGM.

Even if you have voted by proxy, you may still attend and vote at the AGM. Please note, however, that if you are a beneficial owner whose shares are held in street name, you are not the shareholder of record. In that event, if you wish to attend and vote at the AGM, you must obtain a proxy issued in your name from that holder of record giving you the right to vote your shares at the AGM, or if you are a beneficial owner of shares traded through the Tel Aviv Stock Exchange, you must obtain a certificate of ownership from the Tel Aviv Stock Exchange Clearing House Ltd. member through which your shares are registered.

Voting Information

1.	Who may vote and how many votes do I have?

Shareholders owning Perrigo’s ordinary shares at the close of business on February 26, 2016, the record date, or their proxy holders, may vote their shares at the AGM. On that date, there were 143,202,294 Perrigo ordinary shares outstanding.

Each ordinary share held as of the record date is entitled to one vote on each matter properly brought before the AGM.

2.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Shareholder of Record: If your ordinary shares are registered directly in your name with Perrigo’s Transfer Agent, Computershare, you are considered, with respect to those shares, the “shareholder of record.”

Beneficial Owner: If your shares are held in a brokerage account or by another nominee (including through a Tel Aviv Stock Exchange (“TASE”) Clearing House member), you are considered to be the beneficial owner of shares held in “street name,” and these proxy materials, together with a voting instruction card, are being forwarded to you by your broker, bank or other nominee. As the beneficial owner of the shares, you have the right to direct your broker, bank or other nominee how to vote, and you are also invited to attend, but not vote at, the AGM. If you are a beneficial owner, you may not vote your shares in person at the AGM unless you obtain a legal proxy giving you the right to vote those shares at the AGM from the broker, bank or other nominee holding your shares in street name, or if you are a beneficial owner of shares traded through the TASE, unless you obtain a certificate of ownership from the Tel Aviv Stock Exchange Clearing House Ltd. (the “TASE Clearing House”) member through which your shares are registered. If your shares are held in this way, your broker, bank or other nominee should have enclosed or provided voting instructions for you to use in directing the broker, bank or other nominee how to vote your shares.

3.	How do I vote?

While you should follow the specific voting instructions given by your bank, broker or other nominee; here is a summary of the common voting methods:

If you own ordinary shares as a shareholder of record, you may vote your shares in any of the following ways:

•	mailing your completed and signed proxy card in the enclosed return envelope by following the instructions set forth in the enclosed proxy card;

•	voting by telephone by following the recorded instructions or over the Internet as instructed on the enclosed proxy card; or

•	attending the AGM and voting in person.

If you hold your shares in street name (other than through a TASE Clearing House member):

•

You will need to obtain a legal proxy from your bank, broker or nominee in order for you to vote in person at the AGM and submit the legal proxy along with your ballot at the AGM. In addition, you may request paper copies of the Proxy Statement from your broker, bank or nominee by following the instructions on the Internet Notice of Availability provided by your broker, bank or nominee.

If you own shares that are traded through the TASE, you may vote your shares in one of the following two ways:

•

By mail: complete, sign and date the proxy card and attach to it an ownership certificate from the TASE Clearing House member through which your shares are registered (i.e., your broker, bank or other nominee) indicating that you were the beneficial owner of the shares on February 26, 2016, the record date for voting, and return the proxy card, along with the ownership certificate, to our designated address for that purpose in Israel, P.O. Box 7100, Tel Aviv, 6107002, Israel. The proxy card and ownership certificate must be received no later than April 20, 2016, to be included in the tally of shares voted at the AGM. If the TASE member holding your shares is not a TASE Clearing House member, please make sure to include an ownership certificate from the TASE Clearing House member in which name your shares are registered.

•

In person: attend the AGM, where ballots will be provided. If you choose to vote in person at the AGM, you need to bring an ownership certificate from the TASE Clearing House member through which your shares are registered (i.e., your broker, bank or other nominee) indicating that you were the beneficial owner of the shares on February 26, 2016, the record date for voting. If the TASE member holding your shares is not a TASE Clearing House member, please make sure to include an ownership certificate from the TASE Clearing House member in which name your shares are registered.

4.	May I change my vote after I have mailed my signed proxy card or voted by telephone or over the Internet?

Yes, if you own ordinary shares as a shareholder of record, you may change your vote at any time before your proxy is voted at the AGM in one of four ways:

•	timely deliver a valid later-dated proxy by mail by following the instructions set forth in the enclosed proxy card;

•	timely deliver written notice that you have revoked your proxy to the Company Secretary at the following address:

Perrigo Company plc,

Treasury Building,

Lower Grand Canal Street,

Dublin 2, Ireland

Attn: Company Secretary;

•	timely submit revised voting instructions by telephone or over the Internet by following the instructions set forth on the proxy card; or

•	attend the AGM and vote in person. Simply attending the AGM, however, will not revoke your proxy or change your voting instructions; you must vote by ballot at the AGM to change your vote.

If you are a beneficial owner of shares held in street name or otherwise (including through a TASE Clearing House member) and you have instructed your bank, broker or other nominee to vote your shares, you may revoke your proxy at any time, before it is exercised, by:

•	following the requirements of your bank, broker or nominee or the TASE Clearing House member through which your shares are registered (if your shares are traded through the TASE); or

•

voting in person at the AGM by obtaining a legal proxy from your bank, broker or nominee and submitting the legal proxy with your ballot (if your shares are traded through the NYSE) or by obtaining a certificate of ownership from the TASE Clearing House member through which your shares are registered and submitting the certificate of ownership along with your ballot (if your shares are traded through the TASE).

5.	How does discretionary voting authority apply?

If you sign, date and return your proxy card or vote by telephone or Internet, your vote will be cast as you direct. If you do not indicate how you want to vote, you give authority to Judy Brown and Todd Kingma to vote on the items discussed in these proxy materials and on any other matter that is properly raised at the AGM. In that event, your proxy will be voted consistent with the board’s voting recommendations and FOR or AGAINST any other properly raised matters at the discretion of Judy Brown and Todd Kingma.

6.	What constitutes a quorum?

According to our Memorandum and Articles of Association, the presence of more than 50% of the total issued shares constitutes a quorum. You will be considered part of the quorum if you return a signed and dated proxy card, vote by telephone or Internet, or attend the AGM in person. Abstentions and broker non-votes are counted as “shares present” at the AGM for purposes of determining whether a quorum is present at the meeting.

7.	What are broker non-votes?

A broker non-vote occurs when the broker, bank or other holder of record that holds your shares in street name is not entitled to vote on a matter without instruction from you and you do not give any instruction. Unless instructed otherwise by you, brokers, banks and other street name holders will not have discretionary authority to vote on any matter at the AGM other than Proposal 2 and will be considered “broker non-votes” having no effect on the relevant resolution.

8.	What is the required vote?

To pass an ordinary resolution, a simple majority of the votes cast in person or by proxy must be in favor of the resolution, while 75% of the votes cast is required for a special resolution to pass.

The election of each person nominated to serve as a director in Proposal 1 and Proposals 2 through 4 are ordinary resolutions requiring a simple majority of votes cast. Proposal 5 is a special resolution requiring 75% of votes cast to pass. Abstentions and broker non-votes will have no impact on the outcome of any proposal.

9.	How do I submit a shareholder proposal or director nomination for the next AGM?

If you want to submit a proposal for inclusion in our proxy statement for the 2017 AGM or nominate an individual for election as a director at the 2017 AGM, you should carefully review the relevant provisions of the Company’s Memorandum and Articles of Association. You must submit your proposal no later than November 17, 2016. Your proposal must be in writing and must comply with the proxy rules of the Securities and Exchange Commission (the “SEC”) and the Memorandum and Articles of Association of the Company. If you want to submit a proposal to be raised at the 2017 AGM but not included in the proxy statement, we must receive your written proposal on or after January 26, 2017, but on or before February 15, 2017. If you submit your proposal after the deadline, then SEC rules permit the individuals named in the proxies solicited by Perrigo’s Board of Directors for that meeting to vote on that proposal at their discretion, but they are not required to do so.

To properly bring a proposal (other than the nomination of a director) before an annual general meeting, the advance notice provisions of our Articles of Association require that your notice of the proposal must include in summary: (1) your name and address and the name and address of the beneficial owner of the shares, if any; (2) the number of Perrigo ordinary shares owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings that you or any beneficial owner have entered into with respect to the shares (which information must be supplemented as of the record date) or the business proposed to be brought before the meeting; (4) a representation that you or any beneficial owner are the holder of shares entitled to vote at the meeting and intend to appear at the meeting to propose such business; (5) a representation whether you or any beneficial owner are a part of a group that intends to deliver a proxy statement or otherwise solicit proxies on the proposal; (6) any other information regarding you or any beneficial owner that would be required under the SEC’s proxy rules and regulations; and (7) a brief description of the business you propose to be brought before the meeting, the reasons for conducting that business at the meeting, and any material interest that you or any beneficial owner has in that business. You should send any proposal to our Company Secretary at the address on the cover of this proxy statement.

With respect to director nominations, the advance notice provisions of our Articles of Association require that your notice of nomination must include: (1) your name and address and the name and address of the beneficial owner of the shares, if any; (2) the number of Perrigo ordinary shares owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings that you or any beneficial owner have entered into with respect to the shares (which information must be supplemented as of the record date); (4) a representation that you or any beneficial owner are the holder of shares entitled to vote at the meeting and intend to appear at the meeting to propose such business; (5) a representation whether you or any beneficial owner are a part of a group that intends to deliver a proxy statement or otherwise solicit proxies on the proposal; (6) the name, age and home and business addresses of the nominee; (7) the principal occupation or employment of the nominee; (8) the number of Perrigo ordinary shares that the nominee beneficially owns; (9) a statement that the nominee is willing to be nominated and serve as a director; (10) an undertaking to provide any other information required to determine the eligibility of the nominee to serve as an independent director or that could be material to shareholders’ understanding of his or her independence; and (11) any other information regarding you, any beneficial owner or the nominee that would be required under the SEC’s proxy rules and regulations had our Board of Directors nominated the individual. You should send your proposed nomination to our Company Secretary at the address on the cover of this proxy statement.

10.	What are the Irish Statutory Financial Statements?

The Irish Statutory Financial Statements are the financial statements required to be prepared in accordance with the Irish Companies Act 2014 and cover the results of operations and financial position of the Company for the period June 28, 2015 through December 31, 2015. We are presenting our Irish statutory financial statements, including the reports of the auditor and the directors thereon, at the AGM and mailing those accounts to shareholders of record. Since we are an Irish company, we are required to prepare Irish statutory financial statements under applicable Irish company law and deliver those accounts to shareholders of record in connection with our AGM. However, as shareholder approval of those financial statements is not required, it will not be sought at the AGM. We will mail without charge, upon written request, a copy of the Irish statutory financial statements to beneficial owners and shareholders of record of our shares. Requests should be sent to: Perrigo Company plc, Attention: Company Secretary, Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland or by email at GeneralMeeting@perrigo.com.

11.	What does it mean if I receive more than one proxy card?

Your shares are likely registered differently or are in more than one account. You should complete and return each proxy card you receive to guarantee that all of your shares are voted.

12.	Who pays to prepare, mail and solicit the proxies?

Perrigo pays all of the costs of preparing and mailing the proxy statement and soliciting the proxies. We do not compensate our directors, officers and employees for mailing proxy materials or soliciting proxies in person, by telephone or otherwise.

13.	Can I access these proxy materials on the Internet?

Yes. The Proxy Statement and our Transition Report on Form 10-KT and a link to the means to vote by Internet are available at http://www.viewproxy.com/perrigo/2016.

Change in Fiscal Year

On December 18, 2014, the Board of Directors approved a change in the Company’s fiscal year-end from the Saturday closest to each June 30 to December 31. Starting on January 1, 2016, the Company’s fiscal year-end will begin on January 1 and end on December 31 of each year. The Company’s fiscal year 2015 ended on June 27, 2015 and was followed by a transition period from June 28, 2015 to December  31, 2015 (the “2015 Stub Period”).

Corporate Governance

General

We manage our business under the direction of our Board of Directors. The Chief Executive Officer (“CEO”) is a member of, and reports directly to, our Board, and members of our executive management team regularly advise our Board on those business segments for which each executive has management responsibility. Our Board is kept informed through discussions with our CEO and other officers, by reviewing materials provided to them, by visiting our offices and by participating in Board and committee meetings.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that are available on our website (http://www.perrigo.com) under the heading Investors – Corporate Governance – Governance Guidelines. The Board may amend these guidelines from time to time. We will mail a copy of these guidelines to any shareholder upon written request to our Company Secretary, Todd W. Kingma, at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland or by email at GeneralMeeting@perrigo.com. As part of our ongoing commitment to corporate governance, we periodically review our corporate governance policies and practices for compliance with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of both the SEC and the NYSE.

Code of Conduct

Our Code of Conduct acknowledges that a reputation for ethical, moral and legal business conduct is one of Perrigo’s most valuable assets. In addition to acknowledging special ethical obligations for financial reporting, the Code requires that our employees, officers and directors comply with laws and other legal requirements, avoid conflicts of interest, protect corporate opportunities and confidential information, conduct business in an honest and ethical manner and otherwise act with integrity and in Perrigo’s best interest. Our Code of Conduct is available on our website (http://www.perrigo.com) under the heading Investors – Corporate Governance – Code of Conduct, and we will promptly post any amendments to or waivers of the Code on our website. We will mail a copy of our Code of Conduct to any shareholder upon request to our Company Secretary, Todd W. Kingma, at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland, or at GeneralMeeting@perrigo.com.

Director Independence

Our Corporate Governance Guidelines provide that a substantial majority of our directors should meet NYSE independence requirements. A director will not be considered independent unless the Board of Directors determines that the director meets the NYSE independence requirements and has no relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based on its most recent annual review of director independence, the Board of Directors has determined that nine of our current eleven directors are independent, including Laurie Brlas, Gary M. Cohen, Jacqualyn A. Fouse, Ellen R. Hoffing, Michael J. Jandernoa, Gerald K. Kunkle, Jr., Herman Morris, Jr., Donal O’Connor and Shlomo Yanai. Joseph C. Papa and Marc Coucke are not independent under these standards because they are currently serving as officers of Perrigo.

In making its independence determination, the Board of Directors has broadly considered all relevant facts and circumstances and concluded that there are no material relationships that would impair these directors’ independence.

Board Oversight of Risk

While management is responsible for day-to-day risk management, the Board of Directors is responsible for the overall risk oversight of the Company. The Board’s committees take the lead in discrete areas of risk oversight when appropriate. For example, the Audit Committee is primarily responsible for risk oversight relating to financial statements, the Remuneration Committee is primarily responsible for risk oversight relating to executive compensation and the Company’s compensation policies and practices, and the Nominating & Governance Committee is primarily responsible for risk oversight relating to corporate governance. These committees report to the Board of Directors on risk management matters.

Management periodically presents to the Board of Directors its view of the major risks facing the Company, which may include a dedicated “enterprise risk management” presentation. Matters such as risk appetite and management of risk are also discussed at this meeting. In addition, risk is regularly addressed in a wide range of Board discussions, including those related to segment or business unit activities, specific corporate functions (such as treasury, intellectual property, capital allocation and taxation matters), acquisitions, divestitures and consideration of other extraordinary transactions. As part of these discussions, our directors ask questions, offer insights and challenge management to continually improve its risk assessment and management. The Board has full access to management as well as the ability to engage advisors to assist the Board in its risk oversight role.

Board Leadership

Our governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company. While the Board has no fixed policy with respect to combining or separating the offices of the Chairman of the Board and the Chief Executive Officer, our Corporate Governance Guidelines provide that, if the Chairman of the Board is an executive officer or for any other reason is not an independent director, the independent directors of the Board are required to elect a Lead Independent Director. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s shareholders.

Our current leadership structure consists of a combined Chairman of the Board and Chief Executive Officer, an independent director serving as Lead Independent Director, and strong, active independent directors. The Board believes that the Company and its shareholders are well-served by this leadership structure. Having one person serve as both Chairman of the Board and Chief Executive Officer provides clear leadership for the Company and helps ensure accountability for the successes and failures of the Company. At the same time, having a Lead Independent Director vested with key duties and responsibilities and three independent Board Committees chaired by independent directors provides a formal structure for strong, independent oversight of the Chairman and Chief Executive Officer and the rest of the Company’s management team.

Lead Independent Director

Since August 2003, the Board of Directors has appointed an independent director to serve as Lead Independent Director. The role of the Lead Independent Director includes:

•	presiding at all Board meetings at which the Chairman is not present, including executive sessions of the independent directors;

•

serving as a liaison between the Chairman and the independent directors, including being responsible for communicating with the CEO regarding CEO performance evaluations and providing feedback from the independent director sessions;

•	having the authority to call meetings of the independent directors; and

•	approving Board meeting agendas and schedules to assure there is sufficient time for discussion of all agenda items.

The Lead Independent Director is selected from those Perrigo directors who are independent, who have had a minimum of three years of service on Perrigo’s Board of Directors, and who have not been a former executive officer of Perrigo. The Lead Independent Director position is for an initial term of three years subject to annual reviews by our Nominating & Governance Committee and re-election as a director at the intervening AGM. Following the initial three-year term, the Board may elect on an annual basis to continue the term of the Lead Independent Director.

Gerald K. Kunkle, Jr. has held the position of Lead Independent Director of Perrigo Company since August 2009. In February 2016, Mr. Kunkle was selected by the Board to serve as Perrigo’s Lead Independent Director for another one-year term.

Shareholder Engagement

We believe that ongoing, transparent communication with our shareholders is critical to our long-term success. We have a robust shareholder engagement program, and we regularly communicate with our shareholders through a number of forums, including quarterly earnings presentations, investor conferences, securities filings, phone calls, plant tours and individual meetings. During 2015, we engaged in meaningful dialogue with our top 50 shareholders, as well as numerous other current and prospective shareholders, on topics such as our business performance and overall corporate strategy, capital allocation, industry and market trends, corporate governance, M&A strategy and executive compensation. Our shareholders have provided us with valuable feedback and external viewpoints that inform the way we think about our business and strategy, and we are committed to a continuing dialogue.

Board of Directors and Committees

Perrigo’s Board of Directors met ten times during the 2015 Stub Period. In addition to these meetings, directors attended Board committee meetings. The Board of Directors has standing Audit, Remuneration and Nominating & Governance Committees, and there were a total of fifteen committee meetings during the 2015 Stub Period. Each director attended at least 75% of the regularly scheduled and special meetings of the Board and Board committees on which he or she served during the 2015 Stub Period.

We encourage all of our directors to attend our annual general meetings, and ten of the eleven directors attended the AGM in 2015.

The Board has adopted a charter for each of the Audit, Remuneration and Nominating & Governance Committees that specifies the composition and responsibilities of each committee. Copies of the charters are available on our website (http://www.perrigo.com) under Investors – Corporate Governance – Committees and are available in print to shareholders upon request to our Company Secretary, Todd W. Kingma, Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland, or GeneralMeeting@perrigo.com.

Audit Committee

During the 2015 Stub Period, the Audit Committee met seven times. The Audit Committee currently consists of the following independent directors: Laurie Brlas (Chair), Jacqualyn A. Fouse, Ellen R. Hoffing and Donal O’Connor.

The Audit Committee monitors our accounting and financial reporting principles and policies and our internal controls and procedures. It is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm in the preparation and issuance of audit reports and related work, including the resolution of any disagreements between management and the independent registered public accounting firm regarding financial reporting. It is also responsible for overseeing the work of our internal audit function. Additional information on the committee and its activities is set forth in the Audit Committee Report on page 43.

The Board of Directors has determined that each member of the Audit Committee (1) meets the audit committee independence requirements of the NYSE listing standards and the rules and regulations of the SEC and (2) is able to read and understand fundamental financial statements, as required by the NYSE listing standards. The Board has also determined that Laurie Brlas, Jacqualyn A. Fouse, Ellen Hoffing and Donal O’Connor have the requisite attributes of an “audit committee financial expert” under the SEC’s rules and that such attributes were acquired through relevant education and work experience.

Remuneration Committee

During the 2015 Stub Period, the Remuneration Committee met five times. The Remuneration Committee currently consists of the following independent directors: Ellen R. Hoffing (Chair), Gerald K. Kunkle, Jr., Laurie Brlas and Shlomo Yanai.

The Remuneration Committee reviews and recommends to the Board compensation arrangements for the CEO and non-employee directors. It also reviews and approves the annual compensation for executive officers, including salaries, bonuses and incentive and equity compensation, and administers Perrigo’s incentive and other long-term employee compensation plans. The Remuneration Committee has engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent consultant to assist it in considering and analyzing market practices and trends as well as management’s compensation recommendations. Perrigo has not retained Meridian to perform any other compensation-related or consulting services for Perrigo. Additional information regarding the processes and procedures of the Remuneration Committee is presented in the Compensation Discussion and Analysis – Compensation Program Administration section, beginning on page 16. In addition, interactions between Meridian and management are generally limited to discussions on behalf of the Committee or as required to compile information at the Committee’s direction. Based on these factors, its own evaluation of Meridian’s independence pursuant to the requirements approved and adopted by the SEC and the NYSE, and information provided by Meridian, the Committee has determined that the work performed by Meridian does not raise any conflicts of interest.

Nominating & Governance Committee

During the 2015 Stub Period, the Nominating & Governance Committee met three times. The Nominating & Governance Committee currently consists of the following independent directors: Gary M. Cohen (Chair), Herman Morris Jr. and Gerald K. Kunkle, Jr.

The Nominating & Governance Committee identifies and recommends to the Board qualified director nominees. This committee also develops and recommends to the Board the Corporate Governance Guidelines applicable to Perrigo, leads the Board in its annual review of Board performance and makes recommendations to the Board with respect to the assignment of individual directors to various committees.

Executive Sessions of Independent Directors

The independent members of the Board of Directors hold regularly scheduled meetings in executive session without management and also meet in executive session with the CEO on a regular basis.

Board and Committee Self-Assessments

The Board and the Audit, Remuneration and Nominating & Governance Committees have adopted a three-year cycle for conducting board and committee self-assessments. Year 1 assessments are conducted with extensive internal questionnaires; Year 2 assessments are conducted by a third party; and Year 3 assessments are conducted with abbreviated internal questionnaires. Through this process, directors evaluate the composition, effectiveness, process and skills of the Board and individual Committees and identify areas that merit further focus or consideration. The results of the assessments are reviewed and discussed by the Nominating & Governance Committee, which then reports to and leads a discussion with the full Board.

Shareholder Communications with Directors

Shareholders and other interested parties may communicate with any of our directors or with the independent directors as a group by writing to them in care of our Company Secretary, Todd W. Kingma, at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland. Relevant communications will be distributed to the appropriate directors depending on the facts and circumstances outlined in the communication. In accordance with the policy adopted by our independent directors, any communications that allege or report significant or material fiscal improprieties or complaints about internal accounting controls or other accounting or auditing matters will be immediately sent to the Chair of the Audit Committee and, after consultation with the Chair, may be sent to the other members of the Audit Committee. In addition, the Lead Independent Director will be advised promptly of any communications that allege misconduct on the part of Perrigo management or that raise legal or ethical concerns about Perrigo’s practices or compliance concerns about Perrigo’s policies. The General Counsel maintains a log of all such communications, which is available for review by any Board member upon his or her request.

Director Nominations

The Nominating & Governance Committee is responsible for screening and recommending candidates for service as a director and considering recommendations offered by shareholders in accordance with our Articles of Association. The Board as a whole is responsible for approving nominees. The Nominating & Governance Committee recommends individuals as director nominees based on various criteria, including their business and professional background, integrity, diversity, understanding of our business, demonstrated ability to make independent analytical inquiries and the willingness and ability to devote the necessary time to Board and committee duties. A director’s qualifications in meeting these criteria are considered at least each time the director is recommended for Board membership. Should a new director be needed to satisfy specific criteria or to fill a vacancy, the Nominating & Governance Committee will initiate a search for potential director nominees, and it may seek input from other Board members, the CEO, senior management and any outside advisers retained to assist in identifying and evaluating candidates.

Shareholders may nominate candidates for consideration at an annual general meeting by following the process described in the Articles of Association and summarized in this proxy statement under “Voting Information – How do I submit a shareholder proposal or director nomination for the next AGM?”

Upon a change in a director’s job responsibility, including retirement, our Corporate Governance Guidelines require the director to tender his or her resignation from the Board. The Nominating & Governance Committee will consider the change in circumstance and make a recommendation to the Board to accept or reject the offer of resignation.

Stock Ownership

Under our Corporate Governance Guidelines, each director who is not a Perrigo employee is required to attain stock ownership at a level equal to five times his or her annual cash retainer. Non-employee directors are subject to the same definition of stock ownership and retention requirements as executive officers, the details of which are described in the Compensation Discussion and Analysis – Executive Stock Ownership Guidelines section, on page 26. All of our non-employee directors are in compliance with these guidelines.

Certain Relationships and Related-Party Transactions

Our Code of Conduct precludes our directors, officers and employees from engaging in any type of activity, such as related-party transactions, that might create an actual or perceived conflict of interest. In addition, our Board of Directors adopted a Related-Party Transaction Policy that requires that all covered related-party transactions be approved or ratified by the Nominating & Governance Committee. Under that policy, each executive officer, director or director nominee must promptly notify the Chair of the Nominating & Governance Committee and our General Counsel in writing of any actual or prospective related-party transaction covered by the policy. The Nominating & Governance Committee, with input from our Legal Department, reviews the relevant facts and approves or disapproves the transaction. In reaching its decision, the Nominating & Governance Committee considers the factors outlined in the policy, a copy of which is available on our website (http://www.perrigo.com) under the heading Investors – Corporate Governance – Related-Party Transaction Policy.

In addition, on an annual basis, each director and executive officer completes a Directors’ and Officers’ Questionnaire that requires disclosure of any transactions with Perrigo in which he or she, or any member of his or her immediate family, has a direct or indirect material interest in Perrigo. The Nominating & Governance Committee reviews the information provided in response to these questionnaires.

Related-party transactions since the beginning of the 2015 Stub Period are described below. Each was reviewed and approved in accordance with our policy. The Nominating & Governance Committee determined that the terms of these transactions are no less favorable to us than would be the case with an unrelated third party.

Omega Acquisition

On March 30, 2015, we acquired Omega Pharma Invest NV (“Omega”) from Alychlo NV (“Alychlo”) and Holdco I BE NV for nearly $3.0 billion in equity and cash, with $1.4 billion of existing Omega debt assumed by us in the transaction. Marc Coucke, the founder and Chief Executive Officer of Omega, and his spouse are the principal shareholders of Alychlo, which received all of the equity consideration in the acquisition that represented a value of approximately $2.26 billion at that time. Following the acquisition, Mr. Coucke was appointed as acting as permanent representative of Mylecke Management, Art & Invest NV (“Mylecke”), serving as EVP, General Manager, Omega Pharma.

Under the terms of the acquisition agreement, Mr. Coucke is subject to a non-compete until the later of March 30, 2020, or three years after the date he ceases to be a service provider, consultant, manager, or director of the Company or any of its subsidiaries, subject to certain exceptions. In addition, the equity consideration shares are subject to a lock-up agreement, and the Company has granted Alychlo registration rights in connection with the issuance of those shares.

Consulting Agreements

Effective January 1, 2016, we entered into a Consulting Agreement with Ran Gottfried, a former director, pursuant to which Mr. Gottfried will provide special expertise and knowledge primarily with respect to Israeli and other international business governance and board of director practices for a monthly fee of $31,250. The Consulting Agreement has a term of sixteen months.

On November 5, 2014, Omega entered into a Consultancy Agreement with Mylecke, represented by Marc Coucke, which we assumed in connection with the Omega acquisition. Mr. Coucke serves as EVP, General Manager, Branded Consumer Healthcare. The Consultancy Agreement requires Mr. Coucke to, upon request, assist the Omega business in Belgium. The Consultancy Agreement provides for annual fixed reimbursement of €1,200,000; eligibility for an annual bonus, the amount and criteria to be determined by the Board of Directors, and reimbursement for reasonable out-of-pocket expenses. No bonus was awarded to Mr. Coucke in the 2015 Stub Period. The Consultancy Agreement has an indefinite term. We may terminate the Consultancy Agreement at any time (i) if Mr. Coucke seriously breaches the terms of it or (ii) if we pay Mr. Coucke €1,200,000. Mr. Coucke may terminate the Consultancy Agreement at any time if (i) we seriously breach the terms of it or (ii) Mr. Coucke provides six months’ notice. Mr. Coucke is subject to non-solicitation provisions during the term of the Consultancy Agreement and for twelve months thereafter.

Trademark License Agreement

On October 23, 2015, Alychlo and Omega Pharma Belgium N.V. (“Omega Pharma Belgium”) entered into a Trademark License Agreement. Mr. Coucke and his spouse are the principal shareholders of Alychlo. Pursuant to the Trademark License Agreement, Alychlo granted Omega Pharma Belgium a non-exclusive right to use certain K-Protect trademarks in connection with the production and sale of certain products in Belgium and France that are sold pursuant to a Distribution Agreement, dated June 26, 2015, between Omega Pharma Belgium and WIN S.A. Under the Distribution Agreement, Omega Pharma Belgium is WIN S.A.’s sole and exclusive distributor for certain food supplements in specified European countries. Distribution began in November 2015, and net sales of the products in fiscal 2016 are expected to be approximately €3 million. Pursuant to the Trademark License Agreement, Omega Pharma Belgium is required to pay a royalty of 10% of net sales on products using K-Protect trademarks. The Distribution Agreement expires in October 2020, after which it will be renewed for five-year terms if between six and eight months prior to the end of any term either party gives notice of renewal and the other party does not object.

Distribution Agreement and Consent to Assignment

On October 30, 2015, Pharco S.A. (“Old Pharco”) and Omega entered into a Consent to Assignment pursuant to which Old Pharco assigned to Pharco Innovations N.V. (“New Pharco”) all of Old Pharco’s rights under a Distribution Agreement, dated October 24, 2015, between Old Pharco and Omega. Mr. Coucke has an ownership interest in Old Pharco and is an 80% shareholder of New Pharco. Under the terms of the Distribution Agreement, Omega is New Pharco’s exclusive distributor of certain products in Belgium and Luxembourg. New Pharco will supply products to Omega on a consignment basis and pay Omega a distribution fee based on 20% of the net sales of the products, which are expected to be approximately €4 million in fiscal 2016. Between December 2017 and December 2019, Omega has the option to purchase the products at a price based on annual sales. The Distribution Agreement expires in October 2019, after which it will be renewed for five-year terms if between six and eight months prior to the end of any term either party gives notice of renewal and the other party does not object.

Sponsorship Agreement

On September 14, 2015, Omega Pharma Belgium entered into a sponsorship agreement with KV Oostende, a Belgian professional soccer club owned by Mr. Coucke. Under the three-year agreement, Omega Pharma Belgium pays an annual sponsorship fee of €250,000 for advertising and promotional activities.

Director Compensation

The Remuneration Committee reviews and makes a recommendation to the Board regarding non-employee director compensation. In determining the level and mix of compensation for non-employee directors, the Remuneration Committee considers peer and other market data, practices and trends as well as information and analyses provided by Meridian, its independent consultant.

All of our non-employee directors are paid an annual cash retainer of $75,000. A supplemental annual cash retainer is also paid to committee chairs, the Lead Independent Director, and non-chair committee members as described below. However, during the 2015 Stub Period, our non-employee directors received retainers representing one-half of the annual amounts to reflect the six-month duration of the 2015 Stub Period.

Committee Member Retainer:
Audit	$12,500
Remuneration	$12,500
Nominating & Governance	$8,000
Committee Chair Retainer:
Audit	$25,000
Remuneration	$25,000
Nominating & Governance	$16,000
Lead Independent Director Retainer:	$30,000

In general, our non-employee directors also receive annual equity awards in the form of restricted stock units vesting one year after the grant date. These grants are made pursuant to our shareholder-approved 2013 Long-Term Incentive Plan and are intended to directly link an element of director compensation to shareholders’ interests. Typically, the grant date for the equity portion of the directors’ compensation is the fifth trading day after the day on which the Company publicly releases its first quarter earnings.

For the 2015 Stub Period, our non-employee directors received equity awards in the form of restricted stock units having a value of approximately $150,000, representing one-half the value of a normal annual award to reflect the six-month duration of the 2015 Stub Period. These awards vest in six months, and their grant date fair value is based on $162.29, the closing price of the Company’s ordinary shares on the grant date.

Our non-employee directors also receive a travel stipend of $10,000 per international trip to compensate them for the time spent traveling to attend board meetings in other countries. In addition, non-employee directors receive $1,000 per day for activities requiring travel in furtherance of board or Perrigo business (other than to and from regularly scheduled Board and committee meetings).

Directors who are Perrigo employees receive no fees for their services as directors.

The following table summarizes the compensation during the 2015 Stub Period of our non-employee directors who served during the 2015 Stub Period.

Director Compensation

	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Total ($)
Laurie Brlas	86,250	149,956	236,206
Gary M. Cohen	76,500	149,956	226,456
Jacqualyn A. Fouse	73,750	149,956	223,706
David Gibbons (3)	55,883	—	55,883
Ran Gottfried (3)	60,197	—	60,197
Ellen R. Hoffing	89,250	149,956	239,206
Michael J. Jandernoa	67,500	149,956	217,456
Gerald K. Kunkle, Jr.	94,750	149,956	244,706
Herman Morris, Jr.	71,500	149,956	221,456
Donal O’Connor	43,750	149,956	193,706
Shlomo Yanai (4)	23,553	149,956	173,509

1)	Represents the grant date fair value of 924 shares of service-based restricted stock units granted to each non-employee director on November 4, 2015, calculated in accordance with U.S. GAAP. The shares vest six months after the grant date. The grant date fair value is based on $162.29 per share, the closing price of Perrigo Company plc ordinary shares on the NYSE on the grant date. As of December 31, 2015, each active non-employee director held 924 unvested restricted stock units.

2)	As of December 31, 2015, there were no unvested stock options held by non-employee directors. The total number of shares subject to vested stock options held by each non-employee director as of December 31, 2015 was: Ms. Brlas, 7,225; Mr. Cohen, 10,278; Ms. Fouse, 2,726; Ms. Hoffing, 14,435; Mr. Jandernoa, 24,093; Mr. Kunkle, Jr., 24,093; Mr. Morris, Jr., 24,093; Mr. O’Connor, 0; and Mr. Yanai, 0.

3)	Mr. Gibbons and Mr. Gottfried retired from the Board effective November 4, 2015.

4)	Mr. Yanai was elected to the Board effective November 4, 2015.

Ownership of Perrigo Ordinary Shares

Directors, Nominees and Executive Officers

The following table shows how many Perrigo ordinary shares the directors, nominees, and named executive officers, individually and collectively, beneficially owned as of February 26, 2016, the record date. The percent of class owned is based on 143,202,294 Perrigo ordinary shares outstanding as of that date. The named executive officers are the individuals listed in the Summary Compensation table on page 30.

Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a shareholder can vote or transfer and stock options that are exercisable currently or become exercisable within 60 days. Except as otherwise noted, the shareholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

	Ordinary Shares Beneficially Owned	Options Exercisable Within 60 Days of Record Date	Total	Percent of Class
Directors

Laurie Brlas	9,977	7,225	17,202	*
Gary M. Cohen	12,871	10,278	23,149	*
Marc Coucke (1)	5,397,711	—	5,397,711	3.76%
Jacqualyn A. Fouse	3,436	2,726	6,162	*
Ellen R. Hoffing	8,604	14,435	23,039	*
Michael J. Jandernoa (2)	433,120	24,093	457,213	*
Gerald K. Kunkle, Jr.	25,207	24,093	49,300	*
Herman Morris, Jr. (3)	4,981	24,093	29,074	*
Donal O’Connor (4)	2,367	—	2,367	*
Joseph C. Papa	118,515	137,671	256,186	*
Shlomo Yanai	—	—	—	*
Named Executive Officers Other Than Directors
Judy L. Brown	12,429	21,430	33,859	*
John T. Hendrickson (5)	9,879	2,378	12,257	*
Todd W. Kingma (6)	12,320	34,758	47,078	*
Jeff Needham	7,340	6,054	13,394	*
Directors and Executive Officers as a Group (18 Persons) (7)	6,070,225	344,357	6,414,582	4.47%

*	Less than 1%.

1)	Shares owned are held indirectly by Alychlo NV, a Belgium-based limited liability company in which Marc Coucke and his spouse are the principal shareholders. Pursuant to the terms of a lock-up agreement dated March 30, 2015 entered into in connection with the Omega acquisition, without the issuer’s prior written consent, the transfer or other disposition of the 5,397,711 Perrigo Ordinary Shares acquired by Alychlo are restricted 50% until March 30, 2017 and the remaining 50% until March 30, 2018, subject to certain permitted exceptions. Of the 5,397,711 shares, 1,081,742 shares are being held in escrow until June 30, 2016.

2)	Shares owned consist of 2,797 shares owned directly by Mr. Jandernoa; 178,690 shares owned by the Michael J. Jandernoa Trust, of which Mr. Jandernoa is trustee; 102,403 shares owned by the Susan M. Jandernoa Trust, of which Mrs. Jandernoa is trustee; 54,354 shares owned by The Jandernoa 2018 Charitable Remainder Uni-Trust; and 94,876 shares owned by The Jandernoa 2028 Charitable Remainder Uni-Trust.

3)	Shares owned include 850 shares owned as custodian for Mr. Morris’ children.

4)	Shares owned include 1,198 shares in an Approved Retirement Fund.

5)	Shares owned include 9,879 shares owned by the John T. Hendrickson Trust, of which Mr. Hendrickson is the trustee.

6)	Shares owned include 2,000 shares in the Todd Kingma Charitable Remainder Uni-Trust.

7)	See footnotes 1 through 6. Includes directors and executive officers as of February 26, 2016.

Other Principal Shareholders

The following table shows all shareholders other than directors, nominees and named executive officers that we know to be beneficial owners of more than 5% of Perrigo’s ordinary shares. The percent of class owned is based on 143,202,294 Perrigo ordinary shares outstanding as of February 26, 2016, the record date.

Name and Address of Beneficial Owner	Ordinary Shares Beneficially Owned	Percent of Class
BlackRock Inc. (1) 55 East 52nd Street New York, NY 10055	12,235,155	8.54%
The Vanguard Group (2) 100 Vanguard Blvd. Malvern, PA 19355	9,232,826	6.45%

1)	BlackRock Inc., has sole voting power with respect to 10,317,785 of the shares shared voting power with respect to none of the shares and sole dispositive power with respect to all of the shares. This information is based on a Schedule 13G/A filed with the SEC on February10, 2016.

2)	The Vanguard Group, Inc. has sole voting power with respect to 269,424 of the shares, shared voting power with respect to 14,500 of the shares, shared dispositive power with respect to 286,457 of the shares and sole dispositive power with respect to 8,946,369 shares. This information is based on a Schedule 13G/A filed with the SEC on February 11, 2016.

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that Perrigo’s executive officers, directors and 10% shareholders file reports of ownership and changes of ownership of Perrigo ordinary shares with the SEC. Based on a review of copies of these reports provided to us and written representations from executive officers and directors, we believe that all filing requirements were met during the 2015 Stub Period, with the exception of one transaction in March 2015 that was included in Mr. Papa’s Form 4 filed in December 2015.

Executive Compensation

Compensation Discussion and Analysis

This section summarizes the objectives and each element of the compensation program for the Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers who were serving at the end of the 2015 Stub Period (collectively referred to as the “named executive officers”). You should review this section with the tabular disclosures that begin with the Summary Compensation table on page 30.

Executive Summary

Executive Compensation Philosophy and Compensation Structure

•

Although the Company’s Executive Compensation Philosophy did not change for the 2015 Stub Period, there were changes to the structure of our pay programs to assist in the transition to a calendar year-end beginning in 2016, including:

•	Short-term incentive goals were established for the shortened stub year period of June 28, 2015 through December 31, 2015;

•	Short-term incentive target payout opportunities for the named executive officers were pro-rated based on the length of the 2015 Stub Period (generally 50% of the annualized target amount); and

•	Long-term incentives for the 2015 Stub Period were provided at 50% of the annualized grant date value.

•	Emphasize performance-based pay:

•

Short-term cash incentive awards were strongly tied to our operating results for the 2015 Stub Period and also reflect individual performance – no cash incentive awards are paid if threshold financial targets are not attained, and cash incentive awards are capped at 200% of target even if financial performance would justify higher payments;

•

The 2015 Stub Period long-term incentive (“LTI”) compensation opportunity consisted entirely of performance-based restricted stock units (“RSUs”) that provide no actual value unless threshold target levels of return on tangible capital (“ROTC”) are achieved; and

•	Special long-term incentive awards were made to recognize key contributions in connection with the Mylan takeover defense.

•

A one-time retention grant was provided to key employees at 50% of the annual full year grant amount with five-year cliff vesting to ensure company leadership continuity in protecting shareholder interests in response to Mylan’s unsolicited takeover attempt.

•	Conservative perquisites and limited use of employment agreements.

•	Stock ownership and retention requirements align our executives’ interests with the long-term interests of Perrigo and our shareholders.

•

An independent compensation consultant with no other ties to the Company regularly assesses executive compensation policies and practices and reports directly to the Remuneration Committee of the Board of Directors (referred to in this Compensation Discussion and Analysis as the “Committee”).

Long-Term Shareholder Performance

The cumulative total shareholder return, which includes reinvestment of dividends, of our ordinary shares and of the common stock of Perrigo Company, our predecessor, over the five-year period ending December 31, 2015, was 132%, compared to the cumulative five-year total return of both the S&P 500 Index and the S&P 500 Pharmaceuticals Index of 81% and 136%, respectively.

Prior Say-on-Pay Vote

Over 88% of the votes cast at the 2015 AGM supported our say-on-pay proposal on an advisory basis. The Remuneration Committee carefully considered the results of that vote and, given the strong shareholder support of our executive compensation program, determined to maintain our overall compensation philosophy of tying a significant portion of total compensation to performance and made no material changes to the compensation structure.

Named Executive Officers

Our named executive officers for the 2015 Stub Period are:

Name	Title
Joseph C. Papa	Chairman and Chief Executive Officer
John T. Hendrickson	President
Judy L. Brown	Executive Vice President, Chief Financial Officer
Todd W. Kingma	Executive Vice President, General Counsel and Company Secretary
Jeffrey R. Needham	Executive Vice President, General Manager, Consumer Healthcare

Compensation Program Administration

The Committee, which is composed entirely of independent directors, oversees our executive compensation program. Each year, the Committee reviews and approves the elements of compensation for all executive officers, including the named executive officers. The Committee submits its recommendations regarding the CEO’s compensation to the independent directors of the Board for approval. The CEO makes recommendations to the Committee regarding the compensation of the other executive officers for the Committee’s approval. Management is responsible for implementing the executive compensation program as approved by the Committee and the Board.

The Committee has engaged Meridian as its independent consultant to assist it in considering and analyzing market practices and trends, outside director compensation and management’s compensation recommendations. Perrigo has not retained Meridian to perform any non-executive compensation-related consulting services for Perrigo. In addition, management and the Committee periodically review compensation survey data published by Mercer Human Resource Consulting, Willis Towers Watson, Aon Hewitt and the Hay Group.

Compensation Objectives

The principal objectives of our executive compensation program are to:

•	attract and retain highly qualified executives;

•	ensure a strong linkage between an executive’s compensation and Company and individual performance (pay-for-performance);

•	provide total remuneration that is market competitive; and

•	require officers and non-executive directors to achieve and maintain a minimum level of Company stock ownership.

We believe that these objectives help us not only to compete for executive talent in a highly competitive industry, but also to maximize long-term returns to our shareholders.

Target Pay Philosophy

Our philosophy is to compensate our executives fairly within the prevailing competitive range of market practice and to tie a significant portion of their total compensation to the Company’s financial performance. Salary adjustments and incentive awards are based on Company and division financial performance as well as individual performance. We provide limited executive benefits and perquisites, based on our desire to minimize the number of unique benefits for executives, consideration of market practices, recruiting needs and statutory requirements. Actual earned compensation may vary from targeted levels based on Company, division and individual performance.

The Use of Market Comparison Data in our Executive Compensation Decisions

The Committee uses information provided by Meridian regarding the compensation practices of select companies (the “Comparison Group”) as one of the factors in evaluating both the structure of our executive compensation program and target levels of compensation. Management also reviews data periodically from Mercer Human Resource Consulting, Willis Towers Watson, Main Data Group and Equilar regarding the market positioning for base salary and annual and long-term incentive target levels for all executive roles. The Committee considers this information, together with the factors described in the “Target Pay Philosophy” section above, in determining executive compensation.

Over time, the Comparison Group selected by the Committee (following consultation with Meridian and management) has focused on comparably sized pharmaceutical peer group companies. The Committee undertook a detailed review of the existing Comparison Group and, with the assistance of Meridian and management, analyzed potential peer company additions and deletions, resulting in the approval of the Comparison Group in April 2015 applicable for the 2015 Stub Period pay decisions. The Comparison Group consists of the 16 companies listed below, which had median revenues and market capitalization of $5.4 billion and $29.0 billion, respectively. The Comparison Group includes:

Abbvie, Inc.	Mallinckrodt plc
Actavis plc	Mead Johnson Nutrition Co.
Allergan, Inc.	Mylan, Inc.
Bristol-Myers Squibb Co.	Regeneron Pharmaceuticals
Celgene Corporation	Shire plc (ADR)
Endo International plc	United Therapeutics Corporation
Hospira, Inc.	Valeant Pharmaceuticals International
Jazz Pharmaceuticals plc	Zoetis, Inc.

Meridian provides information on the pay practices of the Comparison Group to the extent that information is available. In addition to pay data for the Comparison Group, Meridian provided compensation data from the Towers Watson Pharmaceutical and Health Sciences Compensation Survey as an additional reference point for the Committee’s consideration.

In establishing compensation levels for the named executive officers, the Committee does not focus exclusively on market comparison data for positions with comparable responsibilities. Instead, that data is one factor that the Committee uses when setting compensation levels for each element of our program (salary, target annual cash incentive and equity-based compensation) and for the combined total of these elements. Although Perrigo does not specifically target a stated pay percentile objective, the Committee considers the 50th percentile of market data to be a valuable indication of what is competitive in the market.

In addition to market comparison data, the Committee also considers an individual’s competencies, experience and performance; Company and division financial performance; and the aggregate cost to Perrigo. Ultimately, consideration of market comparison data in setting compensation levels is intended to ensure that our compensation practices are competitive in terms of attracting, rewarding and retaining executives.

Tally Sheets

To assist it in making compensation decisions, the Committee annually reviews compensation tally sheets that contain comprehensive historical, current and projected data on the total compensation and benefits package for each of our named executive officers. These tally sheets also include analyses for various termination events (including terminations with and without cause and for death, disability, retirement or following a change of control) so that the Committee can consider and understand the nature and magnitude of potential payouts and obligations under the various circumstances. These tally sheets, which are prepared by management and reviewed by Meridian, generally contain data that are substantially similar to the data contained in the tables presented below.

Elements of Compensation

We believe the objectives of our executive compensation program are collectively best achieved through a compensation package comprised of the following elements:

•	base salary;

•	short-term cash incentive awards;

•	long-term stock-based compensation that includes:

-	performance-based restricted stock units;

-	stock options; and

-	service-based restricted stock units; and

•	benefits.

For the 2015 Stub Period, key elements of the compensation structure were modified to (i) help transition to a calendar year-end beginning in 2016, (ii) address certain retention risks due to the ongoing unsolicited takeover bid by Mylan, and (iii) align executives’ performance goals and payout opportunity with the shortened performance period for the 2015 Stub Period. The key changes, which are described in more detail in the following sections, included the following:

Short-Term Incentives

•	The performance period for the 2015 Stub Period was June 28, 2015 through December 31, 2015; and

•	The target bonus opportunity for the participants (including the named executive officers) was 50% of the normal annualized target bonus opportunity.

Long-Term Incentives

•	Normal cycle grants for the 2015 Stub Period, made on June 29, 2015, were granted at one-half the value of an annualized full year award and consisted of 100% performance-based RSUs;

•	The performance periods for the normal cycle 2015 Stub Period grants were:

-	June 28, 2015 through December 31, 2015;

-	January 1, 2016 through December 31, 2016; and

-	January 1, 2017 through December 31, 2017.

•	Vesting of any earned performance-based RSUs is June 28, 2018, so as to keep the full 3-year period before any earned awards are paid out;

•	Special retention awards were made to select participants (including the named executive officers) at the same time as the normal cycle 2015 Stub Period grants as follows:

-	The retention awards were made on June 29, 2015 to retain select participants in the face of the unsolicited takeover bid by Mylan;

-	The grant value of the retention awards for the named executive officers was equal to the grant value of the 2015 Stub Period normal cycle awards; and

-	The retention awards were delivered 100% in time-based RSUs with 5-year cliff vesting to enhance retention over the period of uncertainty created by the unsolicited takeover bid.

As in prior years, Meridian compares our executive compensation structure and practices to those of the Comparison Group annually. Based on Meridian’s review in April 2015, the market data provided by Meridian indicated that the structure of our executive compensation program is generally competitive with industry practices and consistent with the program objectives described above.

The primary role of each compensation element is described below, followed by a discussion of the individual elements of compensation for the named executive officers, including the CEO.

Base Salaries

Base salaries are a fixed pay element provided to recognize and reward an individual’s position, competencies, experience and performance. Base salary is the only element of our executives’ total cash and equity compensation that is not at risk based on either the performance of our business or stock price appreciation. The Committee approves base salaries for the named executive officers other than the CEO. For the CEO, the Committee submits its recommendation for the CEO’s base salary to the independent directors of the Board for their approval. In approving an executive’s base salary, the Committee may consider comparisons among positions internally and externally, proxy and survey data, performance, job experience and unique role responsibilities. To assist the Committee in this process, each year the CEO provides the Committee with base salary recommendations for each of the other named executive officers as well as summaries of such named executive officers’ individual performance.

Executives are eligible for annual salary increases based on an evaluation of individual performance and the market level of pay for comparable positions at other companies in the Comparison Group. Executives are also eligible for salary adjustments for promotions or changes in job responsibilities. For the 2015 Stub Period, base salaries for the named executive officers increased between 1.5% and 3.6% based on the Committee’s review of the compensation market data and assessment of individual performance.

Short-Term Incentive Award Opportunities

The Management Incentive Bonus Plan (the “MIB Plan”), which is part of the Perrigo Company Annual Incentive Plan that our shareholders approved in 2008 and for which the performance goals were reapproved by our shareholders in 2013, is intended to motivate and reward participants for achieving and exceeding specific, financial goals that support our objective of increasing long-term shareholder value. Participants in the MIB Plan include our executive officers (including the named executive officers), other management level personnel and other selected individuals. Substantially all other employees participate in other annual incentive plans. Management Incentive Bonus (“MIB”) awards are paid in cash upon attainment of the performance goals.

Near the beginning of each performance period, the Board approves the financial plan for that performance period, from which the Committee determines and approves the performance target goals and payout schedules for the MIB Plan. These goals and individual bonus targets, which are stated as a percentage of salary, are then communicated to the participants. The payout schedules reflect a range of potential award opportunities that are set around the targets.

Following the end of the performance period, the Committee reviews Perrigo’s actual results against the performance target goals to determine at what level the MIB will be paid. The MIB Plan payout schedules provide for payouts only if performance results meet or exceed our performance goals, excluding any items and events that are non-operational in nature, including acquisitions.

Individual performance goals are not a formulaic input for determining the bonus opportunity. However, to ensure that awards reflect an executive’s performance and contribution to our results, the Committee has, or, in the case of the CEO, the independent directors have, the discretion to adjust any named executive officer’s actual award up by as much as 50% or down by as much as 100% based on individual performance, provided that, in the case of any upward adjustment, the maximum incentive award opportunity for any individual executive is capped at 200% of the target award opportunity.

Reflecting our philosophy of pay-for-performance, actual incentive payouts may vary from target levels based on Company, division and individual performance. For all participants in the MIB Plan, including the named executive officers, the MIB and any discretionary bonus payouts have together averaged about 102.0% and 129.8% of target over the prior five and ten fiscal years, respectively, inclusive of the 2015 Stub Period. The expectation is that, over long periods of time, annual incentive payouts should average around the target level.

The 2015 Stub Period target short-term incentive award opportunities, as a percentage of the 2015 Stub Period base salary, were 120% for the CEO and 60-80% for the other named executive officers, as provided in the table below. The range of award opportunities is listed in the Grants of Plan-Based Awards for 2015 Stub Period table on page 31.

Executive	2015 Stub Period Target Bonus (as % of Salary)
Mr. Papa	120%
Mr. Hendrickson	80%
Ms. Brown	70%
Mr. Kingma	60%
Mr. Needham	60%

We use consolidated operating income as the metric for calculating the pool of available funds that can be paid out under the MIB Plan. Consolidated operating income for purposes of the MIB Plan equals operating income calculated in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), less certain adjustments considered unusual or non-recurring such as, but not limited to, restructuring expenses, unusual litigation charges, impairments, unusual gains or losses, and certain acquisition-related expenses and amortization expenses related to those acquisitions (“MIB Operating Income”). Operating income calculated in accordance with U.S. GAAP does not include the effect of income tax, interest expense and certain other income and expense items that are included in calculating net income in accordance with U.S. GAAP.

Near the beginning of the 2015 Stub Period, the Committee approved a matrix of target award opportunities for the MIB Plan that corresponded to various levels of operating income performance as a percentage of the MIB Operating Income goals for the 2015 Stub Period. The maximum pool of funds available for all 2015 Stub Period awards under the MIB Plan was capped at 200% of the aggregate target award for all participants and the maximum incentive award opportunity for any individual participant in the MIB Plan is limited to 200% of that individual’s target award.

The following chart shows the formula for overall MIB funding for the 2015 Stub Period:

Performance Level	Funding Level
Below 80% of performance target	No funding
At 80% of performance target	50% funding of target awards (threshold)
Between 80% and 100% of performance target	50% funding of target awards plus an additional 2.5% of funding for every 1% (or fraction thereof) above the performance target
At 100% of performance target	100% funding of target awards (target)
Between 100% and 120% of performance target	100% funding of target awards plus an additional 5% of funding for every 1% (or fraction thereof) above the performance target (to a maximum of 200%)
At or above 120% of performance target	200% funding of target awards (maximum)

Near the beginning of each fiscal year (or in this case, the 2015 Stub Period), the Board approves the financial plan for that fiscal year (or in this case, the 2015 Stub Period), from which the Committee determines and approves the performance target goals and payout schedules for the MIB Plan. As a result, the Committee originally set the MIB Operating Income target for all participants in the MIB Plan for the 2015 Stub Period at $746.4 million.

2015 Stub Period MIB Pool Funding

	MIB Operating Income	Pool Funding
Maximum	$895,700,000	200%
Target	$746,400,000	100%
Threshold	$597,100,000	50%
Actual	$685,000,000	79.4%

Perrigo’s actual MIB Operating Income performance for the 2015 Stub Period was $685.0 million. This amount consisted of $94.5 million of income from continuing operations as reported in our financial statements, plus $590.5 million of net, non-operational adjustments reviewed and approved by the Committee. These adjustments included charges related to acquisitions not included in Perrigo’s original plan for the 2015 Stub Period, restructuring charges, asset impairment, Mylan-related defense costs, and other expenses. Based on the payout matrix for the 2015 Stub Period MIB Plan, the pool of funds available for all 2015 Stub Period awards under the MIB Plan was 79.4% of the target award.

The pool of available funds was then allocated among nine sub-pools covering various geographic groups or business units, including Corporate, using a mathematical formula based on the relative performance of each geographic group or business unit. This allocation determined the actual pay-out for members of each respective geographic group or business unit, which ranged from a low of 33.24% to a high of 139.7%. The Company’s management team, including the named executive officers, is included in the Corporate MIB Plan.

For the 2015 Stub Period, the Committee used the following performance metrics to determine how the pool of available MIB funds would be allocated among the various business units, including Corporate (no change from the metrics used for fiscal 2015):

•	MIB Operating Income and Days Working Capital at the Corporate level, which applies to each named executive officer; and

•	MIB Operating Income and Days Working Capital at the business unit/division level.

For fiscal 2015, the Committee approved a change to the MIB Plan such that “Days Working Capital” was used in place of “Operating Working Capital Turns” as part of the calculation to determine how to allocate the pool of MIB funds among the various business units. This change was approved by the Committee to enhance focus on the balance sheet and statement of cash flows in addition to the income statement. Although both metrics are fairly similar, the Committee believed that Days Working Capital is a superior benchmark that facilitates the annual goal setting process. The weighting for Days Working Capital remained at 14%, while the weighting for MIB Operating Income remained at 86%.

The MIB Operating Income and Days Working Capital targets for participants in the Corporate MIB Plan for the 2015 Stub Period were $746.4 million and 111 days, respectively. In addition, the Corporate MIB Plan for the 2015 Stub Period required MIB Operating Income and Days Working Capital of at least $597.1 million and at least 133 days in order for participants to receive any payouts relative to those components under the MIB Plan.

Perrigo’s actual MIB Operating Income and Days Working Capital performance for the 2015 Stub Period, as calculated under the Corporate MIB Plan, was $685 million and 112 days, respectively. The 2015 Stub Period MIB Operating Income and Days Working Capital performance each represented approximately 79.4% of the MIB Operating Income target payout for the purpose of bonus pool funding and the Days Working Capital target payout. Based on the payout matrix for the 2015 Stub Period Corporate MIB Plan and the weighting between the MIB Operating Income and Days Working Capital components, the bonus payouts under the 2015 Stub Period Corporate MIB Plan, which included payouts to each named executive officer, were 76.8% of the bonus target.

While the 76.8% payouts were based on the payout matrix for the 2015 Corporate MIB Plan, we believe this payout level is also supported by and consistent with other aspects of Perrigo’s 2015 Stub Period financial performance, including sales, gross profit and cash flow from operations. All of these factors contributed to Perrigo’s performance in the 2015 Stub Period.

In assessing individual performance in the 2015 Stub Period for purposes of determining whether adjustments should be made to the MIB payouts, the Committee focused on the personal efforts of participants to help Perrigo meet its financial, strategic and other goals. The CEO provided substantial input to the Committee regarding the personal performance of the other named executive officers in this respect and, in the case of the CEO, the Committee submitted its recommendation to the independent directors for their approval. The independent directors in the case of the CEO, and the Committee in the case of the other named executive officers, have the ability to adjust individual MIB payouts based on personal performance. After individual adjustments based on this assessment of individual performance, competencies, and experience, actual MIB payouts to the named executive officers for the 2015 Stub Period ranged from 76.8% to 80.8% of target. The actual bonuses awarded to the named executive officers are listed under Non-Equity Incentive Plan Compensation in the Summary Compensation table on page 30.

Long-Term Incentive Award Opportunities

Long-term stock-based compensation, which is awarded under our 2013 Long-Term Incentive Plan (the “LTIP”), is intended to motivate and reward executives for creating shareholder value as reflected in the total shareholder return of Perrigo’s ordinary shares. Awards under the LTIP may be in the form of stock options, non-statutory stock options, stock appreciation rights or stock awards, including restricted shares or restricted share units, or performance shares or performance units. We provide long-term incentive opportunities solely through stock-based awards to the executive officers, management and other key employees. In the 2015 Stub Period, approximately 2,100 employees received stock-based compensation.

As a variable component of compensation, the amount realized from stock-based compensation will vary based on the market price of Perrigo’s ordinary shares. In addition, performance-based restricted stock units are only earned if specified financial goals are achieved.

The Committee sets stock-based grant levels based on consideration of an executive’s position, review of market competitive practices (using the market median as a competitive guideline) and the aggregate cost impact to the Company. Grants to named executive officers are subject to the approval of the Committee and, in the case of the CEO, the independent directors of the Board.

Change in Performance Measurement Period for the 2013 and 2014 Annual Long-Term Incentive Grant

As a result of the change in fiscal year, on June 22, 2015, the Board and the Committee approved amendments to the performance measurement period applicable to the Company’s 2013 and 2014 performance-based restricted stock unit awards under the LTIP. The amendments change the remaining performance measurement period on each of the 2013 and 2014 grants to align with the next two financial reporting periods of the Company given the change in fiscal year. As amended, the performance measurement periods are as follows:

2013 Grants	Original Measurement Periods	As Amended
Year One	June 30, 2013 – June 28, 2014	June 30, 2013 – June 28, 2014
Year Two	June 29, 2014 – June 27, 2015	June 29, 2014 – June 27, 2015
Year Three	June 28, 2015 – June 25, 2016	June 28, 2015 – December 31, 2015

2014 Grants
Year One	June 29, 2014 – June 27, 2015	June 29, 2014 – June 27, 2015
Year Two	June 28, 2015 – June 25, 2016	June 28, 2015 – December 31, 2015
Year Three	June 26, 2016 – July 1, 2017	January 1, 2016 – December 31, 2016

The amendments retain the original service requirements, such that the recipients must remain employed with the Company through the original vesting date of the applicable grant in order to actually receive these grants.

The Committee has approved using ROTC as the performance measure for performance-based restricted stock units. ROTC measures our ability to generate profits from the effective use of all tangible capital invested in the business. Tangible capital is defined as Perrigo’s operating assets and liabilities excluding all acquisition-related intangible assets and goodwill. ROTC is calculated by dividing Perrigo’s after tax MIB Operating Income by its tangible capital. Both management and the Board of Directors regularly review both ROTC and return on invested capital (“ROIC”) to measure the Company’s ability to provide a return on all assets greater than the Company’s cost of capital. The ROIC calculation includes goodwill as well as intangible assets from acquisitions.

The ROTC target used for performance-based restricted stock units granted in the 2015 Stub Period was 60.5%. Our 2015 Stub Period ROTC performance of 56.6% resulted in an actual vesting credit of 68%, which will be relevant for any performance period that includes the 2015 Stub Period. Information regarding the fiscal 2013 grant is included in footnote 5 to the Outstanding Equity Awards at 2015 Stub Period End table on page 33.

With respect to the performance-based restricted stock units granted in fiscal year 2013 that vested in the 2015 Stub Period, the vesting credits for the 2015 Stub Period, fiscal 2015 and fiscal 2014 portions of the 2013 grant were 68%, 135% and 114% respectively, based on Perrigo’s financial performance. Given these percentages, the full three-year vesting credit for the performance-based restricted stock units granted in fiscal 2013 was 106%. These results are summarized in the chart below.

2013 Performance Share Awards

(Based on Company ROTC performance in fiscal years 2014, 2015 and

2015 Stub Period (“SP”) and vested in the 2015 Stub Period)

	FY 2014	FY 2015	2015 SP
ROTC Maximum Performance (200% Payout)	55.1%	65.1%	66.6%
ROTC Target Performance (100% Payout)	50.0%	59.2%	60.5%
ROTC Threshold Performance (50% Payout)	45.0%	53.2%	54.5%

ROTC Actual Performance	50.8%	61.2%	56.6%

Percent Payout	114%	135%	68%
Full performance period vesting = 106%

The actual number of restricted stock units that vested in the 2015 Stub Period for each of our named executive officers is listed under Number of Shares Acquired on Vesting in the Option Exercises and Stock Vested in 2015 Stub Period table on page 34.

The accounting cost of the stock-based awards is determined at the grant date and accrued over the vesting service period. The ultimate expense for the performance-based restricted stock units is based on the number of shares earned.

The grant date fair value, as calculated under the applicable accounting standard (FASB ASC Topic 718), for the 2015 Stub Period stock-based grants is presented in the Grants of Plan-Based Awards for the 2015 Stub Period table on page 31.

Stock options and performance-based restricted stock units are designed to be deductible by Perrigo for federal income tax purposes under Section 162(m) of the Internal Revenue Code (the “Code”). Accordingly, when executives exercise options or receive shares in payment for earned performance-based restricted stock units, they are taxed at ordinary income rates (subject to withholding), and Perrigo receives a corresponding tax deduction. For certain named executive officers with total compensation exceeding $1 million, the compensation expense associated with service-based restricted stock awards may not be tax deductible by Perrigo for federal income tax purposes under Section 162(m).

Our grant documents include a claw-back provision that allows Perrigo to recover incentive compensation paid to an executive if Perrigo’s financial results are later restated due to the individual’s misconduct, including, without limitation, fraud or knowing illegal conduct.

Stub Period Normal Cycle Grants and Retention Grants

For the past few years, the long-term stock-based compensation for our executives has consisted of a mix of three types of stock-based awards: performance-based restricted stock units, stock options, and service-based restricted stock units. In developing this grant mix, the Committee considered the Company’s compensation philosophy and ongoing business strategy, reviewed market practices and alternative award types, and considered the overall cost impact to Perrigo of various award types. The Committee reviews this grant mix annually and concluded that certain changes would be made for the 2015 Stub Period grant cycle. Specifically, taking into account the change to a calendar year-end beginning in 2016, the shortened time frame for the 2015 Stub Period, and the uncertainty created by the unsolicited bid from Mylan, the Committee determined to separate the 2015 Stub Period grant into two awards – a normal cycle grant and a retention grant.

The Normal Cycle Grant

Given that the 2015 Stub Period was approximately six months long, the grant value for the normal cycle grant was provided to participants, including the named executive officers, based on a pro rata amount of an annualized grant value. For this purpose, the Committee determined that the 2015 Stub Period normal cycle grant would be one-half the value of the annualized amount. To ensure alignment to creating shareholder value, the Committee determined to make the normal cycle grant 100% in performance-based RSUs.

The following provides a summary of this grant:

•

The number of performance-based RSUs to be earned for the 2015 Stub Period grant is dependent on the Company’s performance during three distinct performance periods (for which a separate ROTC goal is established) as follows:

-	June 28, 2015 through December 31, 2015;

-	January 1, 2016 through December 31, 2016; and

-	January 1, 2017 through December 31, 2017

•	Shares can be earned based on the average ROTC over three distinct performance periods, using challenging target ROTC goals that are set by the Board and based on each year’s financial plan; and

•	Earned awards, if any, can range from 0% to 200% of the target number of shares granted and will become 100% vested on June 28, 2018 (three years from the grant date).

The following table sets forth the number of performance-based restricted stock units granted to the named executive officers for the 2015 Stub Period:

Named Executive Officer	2015 Stub Period PRSUs Granted
Mr. Papa	21,994
Mr. Hendrickson	2,987
Ms. Brown	5,431
Mr. Kingma	2,987
Mr. Needham	2,322

Retention Grants

The Committee and Board of Directors also recently addressed the adverse impact of Mylan’s unsolicited takeover proposal on the Company’s applicant flow and offer acceptance rate, third-party recruitment of Perrigo’s key talent, and the increased uncertainty in the workforce. In light of these realities, on June 22, 2015, the Remuneration Committee approved a one-time retention grant to certain employees, including the named executive officers. The retention grant for each individual was equal in value to his or her 2015 Stub Period normal cycle grant and consisted of restricted stock units with five-year cliff vesting. These retention awards were granted on June 29, 2015, and approximately 130 employees, including the named-executive officers, received the one-time retention grant.

Special Restricted Stock Unit Grants

In addition, on December 28, 2015, the Committee and Board approved a special grant of restricted stock units to three of the Company’s named executive officers to recognize their key contributions related to Mylan’s hostile takeover attempt between April 2015 and November 2015. These grants were made on December 28, 2015, and will vest two years from the grant date. The named executive officers received restricted stock units equal to the following amounts: Mr. Papa: $1,500,000; Ms. Brown: $375,000; and Mr. Kingma: $375,000.

Promotion Grant

Mr. Hendrickson was promoted to the position of President during the 2015 Stub Period and received a promotion grant of time-based restricted stock units in the amount of $350,000, with two-year cliff vesting.

Annual Grant Timing

Historically in August each year, the independent directors would approve all regular, annual stock-based awards for the CEO, and the Committee would approve all stock-based awards for the other named executive officers, as well as the maximum potential total grants for other employee levels. As previously noted, in connection with the Company’s change in fiscal year, we transitioned our compensation processes. As a result, on June 29, 2015, after the end of the 2015 fiscal year, the Committee approved grants for the 2015 Stub Period. Beginning in 2016, any stock-based compensation grants will be made in the February or March timeframe in a manner consistent with having a calendar year-end. All regular annual stock-based awards are granted on, and priced at the last reported sale price of Perrigo’s stock on the fifth trading day after the day on which Perrigo publicly releases its year-end earnings for the fiscal year.

Stock-based awards may be granted at various times during the year to new hires or to existing non-executive employees under special circumstances (promotions, retention or performance) with the approval of the CEO. Stock-based awards may also be granted during the year to the executive officers other than the CEO with the approval of the Committee and to the CEO with the approval of the independent directors as permitted under the LTIP. Such awards are priced at the closing price of Perrigo’s stock on the day the awards are granted.

Executive Stock Ownership Guidelines

Consistent with our compensation philosophy of tying a significant portion of the total compensation to performance, our executive compensation program facilitates and encourages long-term ownership of Perrigo stock. Our stock ownership guidelines reinforce that philosophy by requiring executive officers to maintain specific levels of stock ownership.

Each executive officer is required to attain certain target levels of stock ownership. These ownership guidelines are expressed in terms of a multiple of base salary as follows:

•	Chief Executive Officer: 5 times base salary

•	President and Executive Vice President: 3 times base salary

•	Senior Vice President: 2 times base salary

For purposes of determining an executive officer’s stock ownership, at least fifty percent (50%) must consist of (i) shares purchased on the open market, (ii) shares owned jointly with a spouse and/or children, (iii) shares acquired through the exercise of stock options or vesting of restricted shares or restricted stock units, or (iv) shares held through the Perrigo Company Profit-Sharing and Investment Plan. The balance of an executive officer’s stock ownership may be satisfied through (a) unvested but earned performance-based restricted stock shares or restricted share units that have not been forfeited, and (b) unvested service-based restricted shares or restricted share units that have not been forfeited.

Until each executive officer attains the applicable target stock ownership level, he or she is required to retain a stated percentage of shares received through our incentive plans, including shares obtained through the exercise of stock options, vesting of restricted shares, payout of performance shares and any other vehicle through which the individual acquires shares. At any time that an executive’s direct stock ownership is below the required levels set forth above, (i) with respect to restricted shares and units, he/she is restricted from selling more than 50% of the net shares received following the vesting of any service-based or performance-based restricted shares or restricted share units under any of the Company’s compensation plans, and (ii) with respect to stock options, he or she is restricted from selling more than 50% of the net value received upon the exercise of any stock option (i.e. after the cost of the option and taxes are remitted), such that at least 50% of the net value received upon the exercise of any stock option must be converted to directly owned shares. In these cases, however, the participants must still adhere to the retention requirements with respect to the remaining shares.

As of the end of the 2015 Stub Period, all of our executive officers, including our named executive officers, were in compliance with these guidelines.

Compensation Risk Assessment

At the Committee’s request, Meridian, the Committee’s independent consultant, conducted an assessment of the Company’s compensation policies and practices for the 2015 Stub Period to determine whether any practices might encourage excessive risk taking on the part of executives. This assessment included a review of the Company’s pay philosophy, competitive position, annual incentive arrangements (including broad-based incentive plans) and long-term incentive arrangements (including stock option, restricted stock unit and performance share unit design) as well as potential mitigating factors such as stock ownership requirements and recoupment policies.

After considering Meridian’s assessment, the Committee concluded that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and are not designed in such a way to encourage executives and employees to take unnecessary risks that would be reasonably likely to have a material adverse effect on the Company. Factors that led to this conclusion include:

•	Our overall compensation levels are generally within a competitive range of market.

•

Our compensation mix, which is described in detail above, is balanced among (i) fixed components such as salary and benefits, (ii) annual incentives that are based on total Company financial performance, business unit financial performance, operational measures and individual performance, and (iii) for management level personnel, equity awards typically comprised of stock options (although no stock options were granted during the 2015 Stub Period), performance share units and time-based restricted stock units. The Committee believes our compensation mix provides a balanced focus on achieving both short-term financial results and long-term value creation.

•

Through equity-based awards, a significant percentage of our management’s incentive compensation is based on the long-term performance of the total Company, which mitigates any incentive to pursue strategies that might maximize the performance of a single operating division to the detriment of our Company as a whole.

•	The MIB Plan and the performance share units each use different performance metrics to determine actual earned award payouts.

•

We have the right to recover incentive compensation previously paid to an executive based on our financial results if the results are later restated because of the individual’s misconduct, including without limitation fraud or knowing illegal conduct.

•	Our incentive award program avoids steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds.

•

Maximum payouts under both the MIB Plan and the LTIP are capped at 200% of the target amount for executive officers, including named executive officers, which mitigates excessive risk-taking since the amount that can be earned in any given performance period is capped.

•

Our senior executives are subject to stock ownership guidelines that incentivize them to consider the long-term interest of Perrigo and our shareholders and discourage excessive risk-taking that could negatively impact our stock price.

•

Our Board of Directors and the Committee annually review and approve incentive plan targets that they believe are attainable without the need to take inappropriate risk, and they retain a large amount of discretion to adjust compensation for Company, division and individual performance as well as other factors.

Based on the foregoing, the Committee determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Benefits and Perquisites

Retirement Benefits

We offer retirement benefit plans to provide financial security and to facilitate employees’ saving for their retirement. We make annual contributions under our Profit Sharing Plan for employees, including the executive officers. We also make matching contributions up to the limits as defined in the applicable regulations under our 401(k) Plan to certain of our employees, including the named executive officers.

Executive Perquisites

We provide a limited number of perquisites to our named executive officers. Benefits and perquisites may include supplemental long-term disability insurance premiums, executive physical exams, limited spousal travel and financial counseling/tax advice.

Non-Qualified Deferred Compensation Plan

We maintain a Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) that allows certain executives, including the named executive officers, to voluntarily elect to defer base salary and earned annual incentive awards. Under that plan, we provide annual profit-sharing contributions and matching contributions that cannot be provided under Perrigo’s Profit-Sharing and Investment Plan (the “Tax-Qualified Plan”) because of the limitations of Sections 415 and 401(a)(17) of the Code. Code Section 415 limits the total annual additions to a participant’s account under the Tax-Qualified Plan to a specified dollar amount, currently $53,000. Code Section 401(a)(17) limits total compensation that can be considered under the Tax-Qualified Plan. This limit is currently $265,000. Due to these limits, certain Perrigo employees would not receive profit-sharing contributions and matching contributions under the Tax-Qualified Plan on their full compensation. Therefore, we provide affected employees, including the named executive officers, with the profit-sharing contributions and matching contributions under the Deferred Compensation Plan that they would have been eligible for under the Tax-Qualified Plan but for the limitations under the Code.

Employment Agreements (Severance Benefits)

We typically do not enter into employment agreements with our executives. However, in order to recruit our CEO during fiscal 2007, we entered into an employment agreement with him. The key compensation terms of this agreement are summarized below. Post-employment payments under the CEO’s employment agreement are presented in the section entitled “Potential Payments Upon Termination or Change in Control” beginning on page 35.

All other executives are subject to the Company’s general severance policy in the event of termination other than for cause. Under this policy, executives terminated without cause would receive 52 weeks of base salary, a 52-week waiver of COBRA premiums, a pro-rata bonus payment and can elect career transition assistance up to a maximum of $25,000.

CEO Compensation

Mr. Papa’s employment agreement became effective on October 9, 2006. His initial compensation was determined based on consideration of market practices and experience. Consistent with our emphasis on performance-based pay, the majority of Mr. Papa’s annual compensation is stock-based with the ultimate value realized based on Perrigo’s stock price performance. In accordance with his employment agreement, Mr. Papa’s compensation currently includes: a base salary; participation in the MIB Plan; annual grants of stock options, service-based restricted units and performance-based restricted stock units; and participation in Perrigo’s other employee benefit plans.

Mr. Papa also serves on the Board of Directors pursuant to the terms of his agreement. Although the agreement had an initial term of two years, it automatically was extended for additional 12-month periods and will continue to do so until either Perrigo or Mr. Papa provides written notice of non-renewal to the other party at least 120 days before the last day of the then-current renewal term. The agreement contains customary confidentiality obligations, non-competition restrictions for two years from the date of termination of his employment and non-solicitation restrictions for one year from the date of termination of his employment.

In connection with Mr. Hendrickson’s promotion to President of the Company, a position previously held by Mr. Papa, Mr. Papa’s employment agreement was amended effective October 22, 2015 to modify his title.

If Mr. Papa were involuntarily terminated by us without cause or voluntarily terminated for good reason (as defined in the agreement), he would receive cash severance benefits and continued vesting of certain stock-based awards. The circumstances under which severance benefits are triggered and the resulting payouts were set to recruit Mr. Papa and were generally consistent with market practices. In addition, under the terms of his equity grant agreements, Mr. Papa would receive full vesting of his outstanding stock-based awards upon termination following a change in control.

On November 12, 2015, Mr. Papa’s employment agreement was amended to more closely conform the terms of the agreement applicable in the event of a change in control of the Company to those of the Company’s broad-based Change in Control Severance Policy for U.S. Employees. Pursuant to the amendment, in the event of a change in control, the term of Mr. Papa’s employment agreement would be automatically extended for an additional two years from the date of such change in control. The non-competition and non-solicitation restrictive covenants would not apply if his employment were terminated without cause or as a result of or in any way related to a change in control.

Further details regarding potential payments under this agreement upon a termination of employment, including following a change in control, are presented in the section entitled “Potential Payments Upon Termination or Change in Control” beginning on page 35.

Changes for Calendar Year 2016

For fiscal 2016, we are returning to the LTI practices in effect prior to the 2015 Stub Period: our executives will receive performance-based restricted stock units, stock options, and service-based restricted stock units. The performance periods for the performance-based restricted stock units will return to three one-year performance periods. In addition, the Committee approved a change to the MIB Plan whereby Net Operating Profit After Tax will be used in place of operating income to calculate the pool of available funds that can be paid out under the MIB Plan. In addition, the weighting for the Corporate financial metrics was slightly modified to be 80% based on operating income and 20% based on Days Working Capital.

Tax Matters

Deductibility of Compensation

Code Section 162(m) limits the deductibility by Perrigo of compensation in excess of $1 million paid to each of the CEO and the next three most highly paid officers (excluding the Chief Financial Officer). Certain “performance-based compensation” is not included in compensation counted for purposes of the limit. The Committee attempts to establish and maintain a compensation program that will optimize the deductibility of compensation. The Committee, however, reserves the right to use its judgment to authorize compensation that may not be fully deductible where merited by the need to respond to changing business conditions or an executive officer’s individual performance.

Summary Compensation Table

The following table summarizes the compensation of our named executive officers for the 2015 Stub Period and fiscal years 2015, 2014 and 2013.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Joseph C. Papa Chairman	2015SP	612,000	500,000	(5)	9,599,914	—	563,995	258,757	11,534,666
Chief Executive Officer	2015	1,183,750	—		5,829,935	2,022,335	1,410,130	261,441	10,707,590
	2014	1,117,500	—		3,990,351	1,711,405	1,037,390	11,088,894	18,945,540
	2013	1,055,000	—		2,399,959	1,551,631	953,175	186,271	6,146,036

Judy L. Brown	2015SP	312,625	375,000	(5)	2,375,083	—	170,460	146,104	3,379,272
Executive Vice President,	2015	605,950	—		1,617,124	572,404	419,968	180,380	3,395,826
Chief Financial Officer	2014	563,200	—		1,206,065	517,314	340,249	3,785,451	6,412,279
	2013	526,250	—		840,067	543,069	288,248	91,112	2,288,746

John T . Hendrickson	2015SP	283,250	—		1,450,103	—	175,822	182,839	2,092,013
President	2015	490,750	—		930,677	285,023	295,912	235,247	2,237,609
	2014	470,250	—		643,937	276,234	265,328	1,299,871	2,955,620
	2013	452,468	—		333,029	215,290	250,264	69,726	1,320,777

Todd W. Kingma Executive	2015SP	251,750	375,000	(5)	1,475,007	—	119,601	168,163	2,389,521
Vice President, General	2015	490,750	—		986,231	285,023	294,812	120,084	2,176,900
Counsel and Secretary	2014	470,250	—		643,937	276,234	267,855	2,400,921	4,059,198
	2013	452,468	—		459,028	296,742	250,264	60,903	1,519,405

Jeff Needham	2015SP	248,000	—		855,146	—	120,274	39,307	1,262,726
Executive Vice President,
Consumer Healthcare

1)	Represents the full grant date fair value of stock awards granted in the years shown, calculated in accordance with U.S. GAAP. Stock awards include service-based restricted stock units and performance-based restricted stock units. For the performance-based stock awards, the amounts reported were valued using the closing market price of our common stock on the date of grant assuming payout at target performance of 100%. For the 2015 Stub Period, these values were as follows: Mr. Papa, $4,049,975 annual grant, $4,049,975 retention grant and $1,499,964 special recognition grant; Ms. Brown, $1,000,064 annual grant, 1,000,064 retention grant and $374,955 special reconition grant; Mr. Hendrickson, $550,026 annual grant, $550,026 retention grant and $350,051 promotional grant; Mr. Kingma, $550,026 annual grant, $550,026 retention grant and $374,955 special recognition grant; and Mr. Needham, $427,573 annual grant and $427,573 retention grant. The 100% target performance is based on the probable outcome of the relevant performance conditions as of the grant date. See the Grants of Plan-Based Awards for 2015 Stub Period Table for additional information regarding the full grant date fair value for all stock awards. For fiscal 2015, this also includes a special grant of restricted stock units in recognition of the executive officers’ contributions related to the Elan acquisition.

2)	Represents the full grant date fair value of stock options granted in the fiscal years shown, calculated in accordance with U.S. GAAP. Stock options were valued using the Black-Scholes model. Additional weighted-average valuation assumptions related to option awards are included in the stockholders’ equity note of the audited financial statements included in our Annual Report on Form 10-KT for the six-month period ended December 31, 2015 and in our Annual Reports on Form 10-K for the fiscal years ended June 27, 2015 and June 28, 2014. No stock options were granted during the 2015 Stub Period.

3)	The compensation amounts set forth in the “Non-Equity Incentive Plan Compensation” column represent the Management Incentive Bonus earned for the relevant fiscal year/stub period as described in the Compensation Discussion and Analysis section entitled Elements of Compensation – Annual Incentive Award Opportunities.

4)	The following table describes the compensation amounts set forth in the “All Other Compensation” column of the Summary Compensation Table:

Name	Perquisites and Other Personal Benefits($)(1)	Registrant Contributions to Defined Contribution Plans ($)(2)	Registrant Contributions to Non- Qualified Plans ($)	Executive Long-Term Disability ($)(3)	Total ($)
Joseph C. Papa	—	—	252,213	6,544	258,757
Judy L. Brown	30,379	—	114,154	1,571	146,104
John T. Hendrickson	22,925	14,080	143,849	1,985	182,839
Todd W. Kingma	19,984	6,987	138,997	2,194	168,163
Jeff Needham	—	10,252	26,456	2,600	39,307

1)	Represents an allowance for tax/financial planning services. Employees also receive a reimbursement to cover applicable taxes when they work out of their home state and encounter double taxation in states and localities where they would not be eligible to receive a credit for such taxes when filing their tax returns in their home state.

2)	Represents the Company’s contributions to 401(k) and Profit-Sharing Plans. Mr. Papa and Ms. Brown reached IRS maximums prior to 2015 Stub Period.

3)	Represents long-term disability plan premiums paid by the Company.

5)	Special cash bonus awarded for recognizing their key contributions related to Mylan’s hostile takeover attempt.

Grants of Plan-Based Awards for the 2015 Stub Period

The following table provides information regarding equity and non-equity awards granted to the named executive officers during the 2015 Stub Period.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Possible Payouts Under Equity Incentive Plans (4)			All Other Stock Awards (#) (5)		Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date(1)	Award Date(2)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph C. Papa	6/29/2015		367,200	734,400	1,468,800	—	—	—	—		—
	6/29/2015	6/22/2015	—	—	—	—	21,994	43,988	—		4,049,975
	6/29/2015	6/22/2015	—	—	—	—	—	—	21,994		4,049,975
	12/28/2015	12/23/2015	—	—	—	—	—	—	10,285	(7)	1,499,964

Judy L. Brown	6/29/2015		109,419	218,838	437,675	—	—	—	—		—
	6/29/2015	6/22/2015		—	—	—	5,431	10,862	—		1,000,064
	6/29/2015	6/22/2015	—	—	—	—	—	—	5,431		1,000,064
	12/28/2015	12/23/2015	—	—	—	—	—	—	2,571	(7)	374,955

John T. Hendrickson	6/29/2015		113,300	226,600	453,201	—	—	—	—		—
	6/29/2015	6/22/2015	—	—	—	—	2,987	5,974	—		550,026
	6/29/2015	6/22/2015	—	—	—	—	—	—	2,987		550,026
	11/5/2015	11/1/2015	—	—	—	—	—	—	2,181	(8)	350,051

Todd W. Kingma	6/29/2015		75,525	151,050	302,100	—	—	—	—		—
	6/29/2015	6/22/2015	—	—	—	—	2,987	5,974	—		550,026
	6/29/2015	6/22/2015	—	—	—	—	—	—	2,987		550,026
	12/28/2015	12/23/2015	—	—	—	—	—	—	2,571	(7)	374,955

Jeff Needham	6/29/2015		74,400	148,800	297,600	—	—	—	—		—
	6/29/2015	6/22/2015	—	—	—	—	2,322	4,644	—		427,573
	6/29/2015	6/22/2015	—	—	—	—	—	—	2,322		427,573

1)	Actual date of grant.

2)	Date on which the Remuneration Committee, or in the case of Mr. Papa, the independent directors, approved the award.

3)	These columns show the dollar range of payout targets for the 2015 Stub Period performance under the Management Incentive Bonus Plan as described in the section titled Elements of Compensation - Short-Term Incentive Award Opportunities in the Compensation Discussion and Analysis. The target values are based on a percentage of each executive’s salary actually paid during the period. The maximum incentive award opportunity for any individual participant was 200% of the target award. In addition, the Remuneration Committee, or the independent directors in the case of the CEO, had the discretion to adjust any named executive officer’s award up by as much as 50% or down by as much as 100% based on individual performance. The actual payments for the 2015 Stub Period non-equity incentive awards were made in February 2016 and are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

4)	These columns show the range of performance-based restricted stock units that were granted in the 2015 Stub Period and that could be earned in calendar year 2018 under the LTIP, depending on whether specific financial goals are achieved in each of the three applicable performance periods, as described in the section titled Elements of Compensation - Stub Period Normal Cycle Grants and Retention Grants in the Compensation Discussion and Analysis. Earned awards, if any, can range from 0% to 200% of the target grant. The U.S. GAAP value of the 2015 Stub Period performance-based restricted stock units granted on June 29, 2015 was $184.14 per share. These awards, to the extent earned, vest three years from the grant date.

5)	This column shows the service-based restricted stock units granted during the 2015 Stub Period under the LTIP as described in the section titled Elements of Compensation - Stub Period Normal Cycle Grants and Retention Grants in the Compensation Discussion and Analysis. The U.S. GAAP value of the 2015 Stub Period service-based restricted stock units granted on June 29, 2015 was $184.14 per share. Annual awards vest three years from the grant date. Off-cycle grants are annotated accordingly.

6)	Amounts are computed in accordance with U.S. GAAP. For performance-based restricted stock units, the amounts disclosed are computed based on a target performance of 100%, which is the probable outcome of the relevant performance conditions as of the grant date.

7)	Restricted stock units provided as a special grant in connection with the Mylan defense in the 2015 Stub Period will vest two years from the grant date.

8)	Restricted stock units provided in connection with Mr. Hendrickson’s promotion to President during the 2015 Stub Period will vest two years from the grant date.

Outstanding Equity Awards at the 2015 Stub Period End

The following table sets forth information detailing the outstanding equity awards held by each of our named executive officers at December 31, 2015.

		Option Awards				Stock Awards
Name	Option / Stock Award Grant Date(1)	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)(3)	Market Value of Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($) (4)
Joseph C. Papa	8/23/2011	46,293	—	90.65	8/23/2021	—	—	—	—
	8/23/2012	44,843	—	108.62	8/23/2022	—	—	—	—
	8/22/2013	29,664	14,832	119.78	8/22/2023	9,518	1,377,255	25,224	3,649,878
	8/21/2014	16,871	33,740	147.75	8/21/2024	16,108	2,330,828	23,584	3,412,532
	6/29/2015	—	—	—	—	21,994	3,182,532	19,648	2,843,062
	12/28/2015	—	—	—	—	10,285	1,488,240	—	—

Judy L. Brown	8/25/2008	1,516	—	35.85	8/24/2018	—	—	—	—
	8/19/2010	6,901	—	58.82	8/18/2020	—	—	—	—
	8/23/2011	14,089	—	90.65	8/23/2021	—	—	—	—
	8/23/2012	15,695	—	108.62	8/23/2022	—	—	—	—
	8/22/2013	8,967	4,483	119.78	8/22/2023	2,877	416,302	7,624	1,103,123
	8/21/2014	4,775	9,550	147.75	8/21/2024	4,336	627,419	6,675	965,886
	6/29/2015	—	—	—	—	5,431	785,866	4,852	702,040
	12/28/2015	—	—	—	—	2,571	372,024	—	—

John T. Hendrickson	8/22/2013	—	2,394	119.78	8/22/2023	1,536	222,259	4,070	588,987
	8/21/2014	2,378	4,755	147.75	8/21/2024	3,008	435,258	3,324	480,970
	6/29/2015	—	—	—	—	2,987	432,219	2,668	386,116
	11/5/2015	—	—	—	—	2,181	315,591	—	—

Todd W. Kingma	8/19/2010	8,952	—	58.82	8/18/2020	—	—	—	—
	8/23/2011	10,064	—	90.65	8/23/2021	—	—	—	—
	8/23/2012	8,576	—	108.62	8/23/2022	—	—	—	—
	8/22/2013	4,788	2,394	119.78	8/22/2023	1,536	222,259	4,070	588,987
	8/21/2014	2,378	4,755	147.75	8/21/2024	3,008	435,258	3,324	480,970
	6/29/2015	—	—	—	—	2,987	432,219	2,668	386,116
	12/28/2015	—	—	—	—	2,571	372,024	—	—

Jeff Needham	8/23/2012	1,962	0	108.62	8/23/2022	—	—	—	—
	8/22/2013	2,082	2,081	119.78	8/22/2023	1,336	193,319	3,539	512,142
	8/21/2014	2,010	4,019	147.75	8/21/2024	1,451	209,960	2,809	406,435
	5/14/2015	—	—	—	—	515	74,521	—	—
	6/29/2015	—	—	—	—	2,322	335,993	2,074	300,154

1)	For better understanding of this table, this column has been added to show the grant date of all stock options and equity awards outstanding at fiscal year end.

2)	All stock option awards vest one-third per year over three years beginning on the anniversary of the grant.

3)	Service-based restricted stock units granted in August 2013 cliff vest on the third anniversary of the grant date. Service-based restricted stock units granted in August 2014 cliff vest on the anniversary of the grant date as follows: (i) second anniversary: Mr. Papa, 6,768; Ms. Brown, 1,692; Mr. Hendrickson, 1,692; Mr. Kingma, 1,692; and Mr. Needham, 338, and (ii) third anniversary: Mr. Papa, 9,340; Ms. Brown, 2,644; Mr. Hendrickson, 1,316; Mr. Kingma, 1,316; and Mr. Needham, 1,113. Service-based restricted stock units granted in June 2015 cliff vest on the fifth anniversary of the grant date. Service-based restricted stock units granted in May 2015, November 2015 and December 2015 cliff vest on the second anniversary of the grant date.

4)	The market value of these unvested awards was based on $144.70, which was the closing price of our common stock as of December 31, 2015.

5)	Performance-based restricted stock units are earned and vest, if at all, three years from the grant date, depending on our performance over 2.5 year periods as more fully described in the section entitled “Stub Period Normal Cycle Grants and Retention Grants” in the Compensation Discussion and Analysis. As of December 31, 2015, the number of unearned units for the fiscal 2014 award, granted on August 22, 2013, was calculated using vesting credits of 114%, 135% and 68% for fiscal years 2014 and 2015, and the 2015 Stub Period, respectively, based on our actual performance. The number of unearned units for the fiscal 2015 award, granted on August 21, 2014, was calculated using a vesting credit of 135% for fiscal 2015 and 68% for the 2015 Stub Period based on our actual performance and a targeted vesting credit of 100% for calendar year 2016. The number of unearned units for the 2015 Stub Period award, granted on June 29, 2015, was calculated using a vesting credit of 68% for the 2015 Stub Period and a targeted vesting credit of 100% for calendar years 2016 and 2017.

Option Exercises and Stock Vested in the 2015 Stub Period

The following table provides information for each named executive officer concerning the exercise of stock options and the vesting of restricted stock during the 2015 Stub Period.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Joseph C. Papa	10,183	898,623	23,864	4,468,781
Judy L. Brown	—	—	8,353	1,564,186
John T. Hendrickson	4,468	281,839	3,311	620,019
Todd W. Kingma	—	—	4,564	854,657
Jeff Needham	—	—	3,132	586,500

1)	The value realized on exercise was calculated using the difference between the exercise price of the option and the closing price of our ordinary shares on the day the awards were exercised.

2)	Represents service-based restricted stock units and performance-based restricted stock units issued under the LTIP.

3)	The value realized on vesting was calculated using the closing price of our ordinary shares on the day the awards vested. Also includes the value of accrued cash dividends received upon vesting as follows: Mr. Papa, $8,838; Ms. Brown, $3,094; Mr. Hendrickson, $1,226; Mr. Kingma, $1,691; and Mr. Needham, $1,160.

Non-Qualified Deferred Compensation in the 2015 Stub Period

The Deferred Compensation Plan allows certain senior executives to defer as much as 100% of base salary and 80% of incentive compensation. Participation in the plan is limited to the executive officers (including the named executive officers) and other management level personnel and selected individuals. Amounts deferred under the Deferred Compensation Plan earn a return based on measurement funds made available to the participant and determined by the Retirement Plan Committee. These measurement funds mirror the investment choices available in our qualified deferred compensation plan (with the exception of our stock, which is not an investment option in the Deferred Compensation Plan). In-service distributions are allowed. Participants elect the form and timing of payment of their Deferred Compensation Plan deferral account prior to the year in which it is deferred. Participants may elect to receive their accounts in a lump sum or in annual installments (up to fifteen years) upon separation from service. All participants are treated as key employees by the Deferred Compensation Plan rules (as defined in the applicable tax regulations) and therefore may not begin receiving distributions earlier than six months following termination of employment.

The following table sets forth information relating to the Deferred Compensation Plan.

Name	Executive Contributions in 2015SP ($) (1)	Perrigo Contributions in 2015SP ($) (2)	Aggregate Earnings (Losses) in 2015SP ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 2015SP End ($) (3)
Joseph C. Papa	252,213	—	(112,996)	—	4,857,787
Judy L. Brown	114,154	—	(36,502)	—	1,254,153
John T. Hendrickson	143,849	—	(33,211)	—	1,041,157
Todd W. Kingma	138,997	—	(20,210)	—	1,473,602
Jeff Needham	26,456	—	(16,105)	—	985,036

1)	Of the total amounts shown in this column, the following amounts are included in the Summary Compensation Table as 2015 Stub Period salary: Mr. Papa, $61,200; Ms. Brown, $18,758; Mr. Hendrickson, $55,075; Mr. Kingma, $5,035; and Mr. Needham, $12,400, and the following additional amounts are included for 2015 Stub Period in the Summary Compensation Table in the column entitled Non-Equity Incentive Plan Compensation: Mr. Papa, $191,013; Ms. Brown, $95,396; Mr. Hendrickson, $88,774; Mr. Kingma, $133,962; and Mr. Needham $14,056.

2)	These amounts are included in the Summary Compensation Table as 2015 Stub Period All Other Compensation.

3)	In addition to the amounts in footnote 1, this column includes the following amounts included in the Summary Compensation Table in the columns entitled (i) Salary (for fiscal year 2015): Mr. Papa, $112,538; Ms. Brown, $25,980; Mr. Hendrickson, $89,600; Mr. Kingma, $9,960; and Mr. Needham, $23,826, (ii) Non-Equity Incentive Plan Compensation (for fiscal year 2015): Mr. Papa, $93,365; Ms. Brown, $40,000; Mr. Hendrickson, $106,131; Mr. Kingma, $40,178; and Mr. Needham, $11,856, (iii) Salary (for fiscal year 2014): Mr. Papa, $89,575, Ms. Brown, $15,000; Mr. Hendrickson, $80,000; Mr. Kingma $10,000; and Mr. Needham $22,514, (iv) Non-Equity Incentive Plan Compensation (for fiscal year 2014): Mr. Papa, $66,722; Ms. Brown, $40,000; Mr. Hendrickson, $25,026; Mr Kingma, $37,540; and Mr. Needham, $10,934, (v) Salary (for fiscal year 2013): Mr. Papa, $73,850; Ms. Brown, $17,500; Mr. Hendrickson, $59,500; Mr. Kingma, $10,000; and Mr. Needham, $20,159 and (vi) Non-Equity Incentive Plan Compensation (for fiscal year 2013): Mr. Papa, $110,423; Ms. Brown, $50,000; Mr. Hendrickson, $16,226; Mr Kingma, $60,847; and Mr. Needham, $17,179.

Potential Payments Upon Termination or Change in Control

All of our named executive officers participate in our MIB Plan, LTIP, and our Deferred Compensation Plan. In addition, all of our named executive officers, other than Mr. Papa, are covered by our U.S. Severance Policy and our Change in Control Severance Policy for U.S. Employees. These plans and policies may require us to provide compensation to these officers in the event of a termination of employment or a change-in-control of Perrigo. Our Chief Executive Officer also would receive compensation under his employment agreement in the event of a termination of employment or a change-in-control of Perrigo; however, any severance benefits payable under that agreement will only occur in the event of a termination of employment that, when following a change-in-control of Perrigo, results in a “double trigger” for severance benefits. The Remuneration Committee retains discretion to provide, and in the past has provided, additional benefits to executive officers upon termination or resignation if it determines the circumstances so warrant.

The following table sets forth the expected benefits to be received by each named executive officer, in addition to the amounts shown in the Non-Qualified Deferred Compensation in the 2015 Stub Period table on page 34 in the event of his or her termination resulting from various scenarios and assuming a termination date of December 31, 2015, the last business day of the 2015 Stub Period, and a stock price of $144.70, our closing stock price on December 31, 2015, which was the last trading day in the 2015 Stub Period. Assumptions and explanations of the numbers included in the table below are set forth in the footnotes to, and in additional text following, the table.

Name and Benefits	Change in Control ($)	Death, Disability, Retirement ($)	Termination for Cause or Without Good Reason ($)	Termination Without Cause or for Good Reason ($)	Involuntary Termination for Economic Reasons ($)
Joseph C. Papa
Cash Severance(1)	6,988,800	1,497,600	—	6,988,800	6,988,800
Equity Awards
Service-Based Restricted Stock	8,378,854	8,378,854	—	5,196,322	5,196,322
Performance-Based Restricted Stock (3)	10,004,558	10,004,558	—	10,004,558	10,004,558
Stock Options	369,613	369,613	—	369,613	369,613
Other Benefits (4)	51,176	—	—	42,451	42,451

Total Estimated Incremental Value	25,793,001	20,250,625	—	22,601,744	22,601,744

Judy L. Brown
Cash Severance (2)	2,601,450	444,150	—	1,078,650	1,078,650
Equity Awards
Service-Based Restricted Stock	2,201,611	2,201,611	—	—	1,415,745
Performance-Based Restricted Stock (3)	2,782,870	2,782,870	—	—	2,782,870
Stock Options	111,716	111,716	—	—	111,716
Other Benefits (4)	25,000	—	—	25,000	25,000

Total Estimated Incremental Value	7,722,647	5,540,347	—	1,103,650	5,413,982

John T. Hendrickson
Cash Severance (2)	3,080,000	560,000	—	1,260,000	1,260,000
Equity Awards
Service-Based Restricted Stock	1,405,326	1,405,326	—	—	973,108
Performance-Based Restricted Stock (3)	1,464,075	1,464,075	—	—	1,464,075
Stock Options	59,658	59,658	—	—	59,658
Other Benefits (4)	51,176	—	—	42,451	42,451

Total Estimated Incremental Value	6,060,235	3,489,059	—	1,302,451	3,799,291

Todd W. Kingma
Cash Severance (2)	1,941,800	306,600	—	817,600	817,600
Equity Awards
Service-Based Restricted Stock	1,461,759	1,461,759	—	—	1,029,541
Performance-Based Restricted Stock (3)	1,464,075	1,464,075	—	—	1,464,075
Stock Options	59,658	59,658	—	—	59,658
Other Benefits (4)	51,176	—	—	42,451	42,451

Total Estimated Incremental Value	4,978,468	3,292,092	—	860,051	3,413,324

Jeff Needham
Cash Severance (2)	1,900,000	300,000	—	800,000	800,000
Equity Awards
Service-Based Restricted Stock	813,793	813,793	—	—	477,799
Performance-Based Restricted Stock (3)	1,221,557	1,221,557	—	—	1,221,557
Stock Options	51,859	51,859	—	—	51,859
Other Benefits (4)	43,098	—	—	37,066	37,066

Total Estimated Incremental Value	4,030,307	2,387,209	—	837,066	2,588,281

1)	Mr. Papa will receive cash severance representing 24 months of salary ($2,496,000), 24 months of target bonus ($2,995,200), and a pro rata bonus payment he would have received for calendar year 2015 ($1,497,600) if he leaves Perrigo following a change in control, without cause or for good reason, or involuntary termination for economic reasons. Cash severance represents any earned prorated bonus if his employment is terminated because of death, disability or retirement.

2)	Ms. Brown, Mr. Hendrickson, Mr. Kingma and Mr. Needham will receive cash severance of 24 months annual salary, 2x target bonus and a target bonus prorated for the actual bonus payout they would have received if employment is terminated following a change in control. If terminated without cause, or involuntary termination for economic reasons, they will receive 12 months of annual salary plus any earned prorated bonus. They will receive any earned prorated bonus if their employment is terminated because of death, disability or retirement.

3)	Performance-based restricted stock units were valued based on vesting credits of 114%, 135% and 68% for fiscal 2014, fiscal 2015 and 2015 Stub Period grants, respectively. The full 2.5-year performance period for the fiscal 2013 grants was calculated based on the actual average vesting performance of 106% based on our ROTC performance. For the fiscal 2014, fiscal 2015 and 2015 Stub Period grants, a target performance of 100% was applied for any unearned years.

4)	Other Benefits include outplacement/career transition services up to $25,000 and, for Mr. Papa, Mr. Hendrickson, Mr. Kingma, and Mr. Needham include up to 18 months of Company-paid COBRA.

Employment Agreement with Chief Executive Officer

Under Mr. Papa’s employment agreement, his employment may be terminated during the term of this agreement under the following circumstances:

•	upon Mr. Papa’s death or disability;

•	by Perrigo for cause (as defined in the agreement);

•	by Mr. Papa upon 30 days’ written notice;

•	by mutual agreement;

•	by Perrigo without cause upon 30 days’ written notice; or

•	by Mr. Papa with good reason (as defined in the agreement).

If Mr. Papa’s employment is terminated during the term of the agreement for any reason, he will receive compensation and benefits earned to date, including payment for unused vacation days. If Mr. Papa’s employment is terminated as a result of death or disability, Mr. Papa also will receive a pro rata management incentive bonus for the portion of the year he was employed. If we terminate Mr. Papa’s employment for cause, he will receive compensation and benefits earned to date, but he will forfeit any options (whether vested or unvested), restricted stock and unvested benefits. Any salary and unused vacation days will be paid to Mr. Papa in a lump sum as soon as practicable following the date of termination. Other benefits will be paid to Mr. Papa in accordance with applicable law and the terms of any applicable plan or arrangement.

If during the term of this agreement Mr. Papa’s employment is terminated by us without cause or by him for good reason and he agrees to a release of claims against Perrigo, he will also be entitled to compensation and benefits earned to that date, as well as:

•

payment of an amount equal to 24 months of his then-current salary and target bonus, payable in regular payroll installments (in a lump sum if such termination occurs within two years following a change in control);

•

continued vesting, as if he had remained employed with Perrigo, of the stock option and restricted stock awards granted to him upon his hire and the ability to exercise those options, to the extent they were vested at termination or vest subsequently, until the later of (i) 25 months after the date of termination, (ii) 30 days after the last vesting date of an option that vests after termination, or (iii) any later applicable date specified in the Long Term Incentive Award Agreement (“Award Agreement”) pursuant to which the options were granted; provided that no option may be exercised later than the expiration of the option term as specified in the Award Agreement;

•

continued vesting for a period of 24 months of all other stock option and restricted stock awards granted to him, and in the case of performance-based restricted stock, based on Company performance and the ability to exercise those options, to the extent they were vested at termination or vest subsequently, until the later of (i) 25 months after the date of termination, or (ii) any later applicable date specified in the award agreement pursuant to which the options were granted; provided that no option may be exercised later than the expiration of the option term as specified in the award agreement;

•	a pro rata management incentive bonus for the portion of the year he was employed; and

•

a payment of health insurance premiums for 18 months, followed by a cash payment equal to the cost of such premiums for another six months, but only if such termination occurs within two years following a change in control and Mr. Papa is not entitled to health insurance coverage from another employer-provided plan.

In addition, under the terms of his equity grant agreements, Mr. Papa would receive full vesting of his outstanding stock-based awards upon termination following a change in control.

Payments Under the Management Incentive Bonus Plan

Generally, no portion of the payments under the MIB Plan is considered earned or payable for a particular year unless the named executive officer is employed by us and in good standing on the first day of the following fiscal year. The MIB Plan, however, may require us to make payments to named executive officers who are no longer employed by us on the first day of the following fiscal year under the following circumstances:

•	retirement at age 65 or older;

•	retirement at age 60 or older with at least 10 years of service;

•	early retirement of a named executive officer under an early retirement plan;

•	permanent disability as determined by the Remuneration Committee; or

•	death.

Under all circumstances listed above, the named executive officer, or his or her estate in the case of death, will be entitled to a pro rata portion of any payment under the MIB Plan for that fiscal year, computed to the date of the termination. In addition, the CEO, in his sole discretion, may make exceptions to the circumstances listed above and allow payments in the event of other types of termination.

A named executive officer eligible to receive a post-termination payment under the MIB Plan will be paid in a lump sum within a reasonable time after the close of the fiscal year in which termination occurred.

Payments Under the Long-Term Incentive Plan

If a named executive officer terminates employment with us due to death, disability or retirement, his or her (i) outstanding options will immediately vest in full and (ii) restricted stock units and performance-based restricted stock units will be free of any restriction period. The outstanding options may be exercised in whole or in part by the participant or his or her fiduciary, beneficiary or conservator, as applicable, at any time prior to their respective expiration dates.

If a named executive officer is involuntarily terminated for economic reasons, he or she may exercise his or her options, to the extent vested, at any time prior to the earlier of (i) the date that is 30 days after the date that is 24 months after the termination date, or (ii) their respective expiration dates. Any options, restricted stock units and performance-based restricted stock units that are not vested on the termination date, but are scheduled to vest during the 24-month period following the termination date according to the vesting schedule in effect before termination, will vest as if the participant had continued to provide services to us during the 24-month period. Any unvested options, restricted stock units and performance- based restricted stock units that are not scheduled to vest during that 24-month period will be forfeited on the termination date. If a named executive officer dies after the termination date while his or her options remain exercisable, the fiduciary of the named executive officer’s estate or his or her beneficiary may exercise the options (to the extent that those options were vested and exercisable prior to the named executive officer’s death) at any time prior to the later of the date that is (i) 30 days after the date that is 24 months after the named executive officer’s termination date, or (ii) 12 months after the date of death, but in no event later than the respective expiration dates of the options.

Upon an event of termination for any reason during the restriction period, restricted shares and stock units still subject to restriction generally will be forfeited by the named executive officer and reacquired by Perrigo. We may in our sole discretion waive in whole or in part any or all remaining restrictions with regard to a named executive officer’s shares, except for restricted share awards that are intended to comply with certain performance-based compensation requirements.

If a named executive officer is terminated for cause, any restricted shares or units subject to a restriction period will be forfeited and his or her right to exercise his or her options will terminate. If within 60 days after a named executive officer is terminated for any reason, we discover circumstances that would have permitted us to terminate a named executive officer for cause, any shares, cash or other property paid or delivered to the named executive officer will be forfeited and the named executive officer must repay those amounts to Perrigo.

If the named executive officer is terminated for any reason other than those described above, the named executive officer will have the right to exercise his or her options at any time prior to the earlier of (i) the date that is three months after the termination date, or (ii) their respective expiration dates, but only to the extent that those options were vested prior to the termination date. Any options or restricted stock units and performance-based restricted stock units that are not vested at the termination date will be forfeited on the termination date. If a named executive officer dies after the termination date while his or her options remain exercisable, the fiduciary of the named executive officer’s estate or his or her beneficiary may exercise the options (to the extent that those options were vested and exercisable prior to the executive officer’s death) at any time prior to the earlier of (i) 12 months after the date of death, or (ii) their respective expiration dates.

In the event of a change in control (as defined in the LTIP), options, restricted stock units and performance-based restricted stock units outstanding under the LTIP as of the date of the change in control that have not vested will become vested and the options will become fully exercisable. The restrictions and deferral limitations applicable to any restricted shares and units will lapse and the restricted shares and units will become free of all restrictions and limitations and will become fully vested and transferable. In addition, upon a change in control, all performance awards will be considered to be earned and payable in full, and any deferral or other restriction will lapse and the performance awards will be immediately settled and distributed. The restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other awards will lapse and those other stock unit awards and other awards will become free of all restrictions, limitations or conditions and will become fully vested and transferable to the full extent of the original grant.

Payments Under the Non-Qualified Deferred Compensation Plan

If a named executive officer is terminated for any reason other than death, he or she will receive a termination benefit under the Deferred Compensation Plan equal to his or her vested account balance. The Non-Qualified Deferred Compensation in the 2015 Stub Period table on page 34 reflects account balances as of the end of our 2015 Stub Period.

This termination benefit will be paid to the named executive officer in a lump sum or under an annual installment method of up to 15 years, based on the named executive officer’s choice when he or she began participation in the plan or as he or she subsequently changed the election. If the named executive officer did not make an election with respect to method of payment for a termination benefit, he or she will be deemed to have elected to be paid in a lump sum. Payments generally will be made no later than 60 days after the named executive officer terminates his or her employment with us.

A named executive officer’s beneficiary will receive a survivor benefit equal to the named executive officer’s vested account balance if the named executive officer dies before he or she commences payment under the Deferred Compensation Plan. The survivor benefit will be paid to the named executive officer’s beneficiary in a lump sum payment as soon as administratively practicable, but in no event later than 60 days after the last day of the plan year in which the named executive officer dies.

Payments Under the Change in Control Severance Policy for U.S. Employees

On November 12, 2015, we amended and restated our broad-based change in control severance policy for U.S. employees to include our executive officers, other than Mr. Papa, as participants and to reflect certain additional protections. The amended and restated policy provides that upon a qualifying termination of employment within two years following a change in control, a named executive officer, other than Mr. Papa, would receive a lump sum severance payment equal to two times the sum of his or her base salary and target bonus opportunity, and a prorated annual bonus for the year of termination, based on actual performance.

In addition, the named executive officer would receive payment of health insurance premiums for 18 months, followed by a cash payment equal to the cost of such premiums for another six months, but only if he or she is not otherwise entitled to health insurance coverage under another employer-provided plan.

Payments Under the U.S. Severance Policy

On November 12, 2015, we amended our broad-based severance policy for U.S. employees, which applies to terminations of employment not in connection with a change in control. The amended and restated severance policy provides that, upon a qualifying termination of employment not within two years following a change in control, a named executive officer, other than Mr. Papa, would receive a lump sum severance payment equal to 52 weeks of his or her base salary, payable in installments, and a pro-rata bonus payment for the year in which the termination occurs, based on actual performance.

In addition, the named executive officer would receive payment of health insurance premiums for 12 months, but only if he or she is not entitled to health insurance coverage under another employer-provided plan.

Remuneration Committee Report

The Remuneration Committee of our Board of Directors consists of four directors, each of whom is independent, as defined under SEC rules and the NYSE standards.

The Remuneration Committee has reviewed and discussed the “Compensation Discussion and Analysis” with management. Based on the review and discussions, the Remuneration Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Perrigo’s Transition Report on Form 10-KT for the six-month period ended December 31, 2015.

THE REMUNERATION COMMITTEE

Ellen R. Hoffing, Chair

Laurie Brlas

Gerald K. Kunkle, Jr.

Shlomo Yanai

Equity Compensation Plan Information

The table below provides information about Perrigo’s ordinary shares that may be issued upon the exercise of options and rights under all of our equity compensation plans as of December 31, 2015. Shareholder-approved plans include our LTIP, as well as our Employee Stock Option Plan and Non-Qualified Stock Option Plan for Directors, which were replaced by our LTIP.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	782,903	$99.93	4,995,427	(1)
Equity compensation plans not approved by shareholders	—	—	—
Total	782,903	$99.93	4,995,427

(1)

All of these shares were available for issuance under our LTIP. Excludes 605,476 shares of unvested restricted stock awards and unvested restricted stock units. If these shares do not vest, they will no longer constitute shares outstanding and will be available for future issuance under the terms of the plan.

Audit Committee Report

The Audit Committee of the Board is responsible for monitoring: (1) Perrigo’s accounting and financial reporting principles and policies; (2) Perrigo’s financial statements and the independent audit thereof; (3) the qualifications, independence and performance of Perrigo’s independent registered public accounting firm; (4) the qualifications and performance of Perrigo’s internal audit function including where the service is outsourced and (5) Perrigo’s internal control over financial reporting. In particular, these responsibilities include, among other things, the appointment and compensation of Perrigo’s independent registered public accounting firm, reviewing with the independent registered public accounting firm the plan and scope of the audit of the financial statements and internal control over financial reporting and audit fees, monitoring the adequacy of reporting and internal controls and meeting periodically with internal auditors and the independent registered public accounting firm. All of the members of the Audit Committee are independent directors, as such term is defined in Section 303A.02 of the NYSE Listed Company Manual. The Board has adopted an Audit Committee Charter, which it reviews annually based upon input from the Audit Committee.

In connection with the December 31, 2015 financial statements, the Audit Committee: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent registered public accounting firm the matters required to be discussed under current auditing standards, and (3) received and discussed with the independent registered public accounting firm the written disclosures and letter from the independent registered public accounting firm required under PCAOB Ethics and Independence Rule 3526 and has discussed with the independent registered public accounting firm their independence. Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that Perrigo’s audited financial statements be included in Perrigo’s Transition Report on Form 10-KT filed with the SEC for the six-month period ended December 31, 2015.

THE AUDIT COMMITTEE

Laurie Brlas, Chair

Jacqualyn A. Fouse

Ellen R. Hoffing

Donal O’Connor

PROPOSALS TO BE VOTED ON

Proposal 1 – Election of Directors

Under the Company’s Articles of Association, the Board of Directors must consist of between two and eleven directors, with the exact number determined by the Board of Directors. Eleven directors currently serve on our Board of Directors. As of the date of the Annual General Meeting, the size of the Board of Directors will be reduced from eleven to ten, and ten directors have been nominated for election.

All directors who are elected will serve until the 2017 Annual General Meeting.

Based upon the recommendation of the Nominating & Governance Committee, the Board of Directors has nominated Laurie Brlas, Gary M. Cohen, Marc Coucke, Ellen R. Hoffing, Michael J. Jandernoa, Gerald K. Kunkle, Jr., Herman Morris, Jr., Donal O’Connor, Joseph C. Papa and Shlomo Yanai for election as directors to serve until the 2017 Annual General Meeting. Jacqualyn A. Fouse will not be standing for re-election when her term expires at the Annual General Meeting. Ms. Fouse has served as a director since November 2012. The Board of Directors thanks her for her outstanding service to the Company.

Shareholders are entitled to one vote per share for each of the ten nominees. In order to be elected as a director, each nominee must receive the affirmative vote of a majority of the votes cast in person or by proxy. If a director nominee does not receive this majority vote, he or she is not elected.

Information about each nominee is set forth below is based on information provided to us as of February 26, 2016.

Election of Directors

The following table provides summary information about our nominees for election to the Board of Directors. Additional information for all of our directors, including the nominees, may be found on pages 46-49.

Name	Director Since	Primary Occupation	Independent	Number of Other Public Company Boards
Laurie Brlas	2003	EVP, CFO	Yes	None
Gary M. Cohen	2003	EVP	Yes	None
Marc Coucke	2015	Executive	No	One
Ellen R. Hoffing	2008	Former Executive	Yes	One
Michael J. Jandernoa	1981	Entrepreneur (former CEO)	Yes	None
Gerald K. Kunkle, Jr.	2002	Retired CEO	Yes	None
Herman Morris, Jr.	1999	Attorney	Yes	None
Donal O’Connor	2014	Retired Executive	Yes	One
Joseph C. Papa	2006	CEO and Chairman	No	One
Shlomo Yanai	2015	Former Executive	Yes	Four

Each director will serve for a term expiring at the 2017 Annual General Meeting, until a qualified successor has been elected, or until his or her death, resignation, retirement or removal by the shareholders for cause.

About the Nominated Directors

Our goal is to assemble a Board that operates cohesively and challenges and questions management in a constructive way. When assessing directors for the Board, we consider:

•	the directors’ overall mix of skills and experience;

•	how active they are in understanding our business and participating in board, committee and annual general meetings; and

•	their character, integrity, judgment, record of achievement, diversity and independence.

We also look at a director’s ability to contribute to the Board, his or her available time and his or her participation on other boards. We believe these are important factors that impact the quality of the Board’s decision-making and its overall oversight of management and our business. While diversity is considered when assessing directors for the Board, Perrigo has no formal policy on Board diversity.

Our Expectations for Directors

We expect each member of our Board of Directors to act honestly and in good faith and to exercise business judgment with a view to the best interests of Perrigo overall. Each director is expected to:

•	comply with our Code of Conduct, including conflict of interest disclosure requirements;

•	develop an understanding of our strategy, our business environment and operations, the markets in which we operate and our financial position and performance;

•	diligently prepare for each board, committee and annual general meetings by reviewing all of the materials he or she receives in advance;

•	actively and constructively participate in each AGM and seek clarification from management and outside advisors when necessary to fully understand the issues being considered;

•	participate in continuing education programs, as appropriate; and

•	participate in the Board and committee self-assessment process.

Director Experience

Our Board represents a cross-section of business, industry and financial experience. All of our directors bring to the Board of Directors significant leadership experience derived from their professional experience in either the corporate or academic sectors, as well as their service as executives or board members of other corporations or businesses. The process undertaken by the Nominating & Governance Committee in recommending qualified director candidates is described in “Director Nominations” beginning on page 9. Certain individual qualifications and skills of our directors that contribute to the effectiveness of our Board of Directors as a whole are described below.

All of the nominees for this year are current Perrigo directors. We will vote your shares as you specify on the enclosed proxy card or through telephone or Internet voting. If you return a proxy card and do not specify how you want your shares voted, we will vote them FOR the election of each of the nominees. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. The Board of Directors does not anticipate that any nominee will be unable to serve.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AT THE AGM

Laurie Brlas, 58, has been a director of Perrigo since August 2003. Ms. Brlas has served as Executive Vice President and Chief Financial Officer of Newmont Mining Corporation since September 2013. She previously served as Executive Vice President and President of Global Operations of Cliffs Natural Resources, Inc., the largest producer of iron ore pellets in North America, from October 2012 through July 2013, as Executive Vice President and Chief Financial Officer from 2008 through September 2012, as Senior Vice President, Chief Financial Officer from 2007 to 2008, and as Senior Vice President, Chief Financial Officer and Treasurer from 2006 to 2007. Prior to that Ms. Brlas served as Senior Vice President and Chief Financial Officer of STERIS Corporation, a provider of healthcare products, from 2000 through 2006. From 1995 through 2000, Ms. Brlas held various positions with Office Max, Inc., most recently as Senior Vice President and Corporate Controller. Ms. Brlas also served as a director for Nova Chemicals from September 2008 to July 2009.

Director Qualifications:

•	Leadership and operating experience – previous executive leadership roles at Cliffs Natural Resources, Inc., STERIS Corporation, and Office Max.

•	Board and corporate governance experience – board and corporate governance experience from current and prior service as a director and committee member on public and non-profit boards.

•

Accounting and financial expertise – a certified public accountant and currently designated as an “audit committee financial expert” given her skills and attributes acquired through relevant education and work experience.

Gary M. Cohen, 56, has been a director of Perrigo since January 2003. Since 2006, he has served as Executive Vice President of Becton, Dickinson and Company (“BD”), a provider of medical supplies, devices, laboratory equipment and diagnostic systems. He also served as President of BD Medical, one of three business segments of BD, from 1999 until 2006. Mr. Cohen has been an executive officer of BD in various capacities since 1996. Mr. Cohen presently serves as a director and acting CEO of GBCHealth; director, founder and president of Together for Girls, Inc.; and a director of the following additional nonprofit organizations: the Centers for Disease Control and Prevention (CDC) Foundation; the United States Fund for UNICEF; Accordia Global Health Foundation; and the Federal Drug Agents Foundation. He also serves as vice chair of the UN Secretary General’s Special Envoy’s Office for Financing the Health-Related Millennium Development Goals; and chairperson of the CDC Corporate Roundtable.

Director Qualifications:

•	Leadership and operating experience – currently an Executive Vice President at a global medical technology company as well as years of service in previous executive officer roles of varying degrees.

•	Board and corporate governance experience – board and corporate governance experience from current and prior service as a director and committee member on public and non-profit company boards.

•	Industry knowledge – extensive experience in the medical supply and diagnostic equipment industries and in international business.

Marc Coucke, 51, has been a director of Perrigo since November 2015 and has served as Executive Vice President and General Manager, Perrigo – Omega Pharma since March 2015. Prior to that, he was the co-founder of Omega Pharma and served as its Chairman and Chief Executive Officer from 1987 until the company was acquired by Perrigo in March 2015. Omega Pharma was founded in 1987 and was focused on the production and sales of various shampoos. Under Mr. Coucke’s leadership, the company grew and expanded geographically into a world player of consumer health care products, with affiliates in 36 countries. He is a qualified pharmacist (RUG). He graduated as a Qualified Pharmacist from the State University of Ghent and holds an MBA from the Vlerick School for Management, Ghent.

Director Qualifications:

•	Leadership and operating experience – founder of a very successful European pharmaceuticals company, which was acquired by Perrigo in March 2015.

•	Board and corporate governance experience – board and corporate governance experience from current and prior service as a director, committee member and executive.

•	Industry knowledge – extensive experience in the pharmaceutical industry and international business.

Ellen R. Hoffing, 59, has been a director of Perrigo since July 2008. Ms. Hoffing served as Chief Operating Officer and Co-President of Neos Therapeutics, a privately held specialty pharmaceutical company that focuses on extended release liquid and orally disintegrating tablet drug development, from September 2009 until April 2014. From 2006 until September 2009, she served as President and Chief Executive Officer of Applied NeuroSolutions, Inc., a development stage biopharmaceutical company focused on diagnostics and therapeutics for the treatment of Alzheimer’s disease. She has also served as Chairman of Applied NeuroSolutions’ Board of Directors from 2007 to January 2011. Ms. Hoffing has served on the Board of Power Solutions International, a leader in the design, engineering and manufacture of emissions-certified, alternative-fuel power systems since September 2015. Ms. Hoffing’s extensive experience in the pharmaceutical industry includes senior positions at American Pharmaceutical Partners, in 2005, Baxter Healthcare, from 2002 to 2005, and G.D. Searle, from 1983 to 2000.

Director Qualifications:

•	Leadership, operating and global business experience – previous Chief Operating Officer and Co-President of a pharmaceutical company, previous Chief Executive Officer of a biopharmaceutical company.

•

Board and corporate governance experience – board and corporate governance experience from service as a previous Chief Operating Officer and Co-President of a privately held specialty pharmaceutical company, and previous Chairman, Director, President and CEO of a diagnostic and drug development company.

•	Industry knowledge – extensive experience in varying roles within the pharmaceutical industry, including product development, marketing and distribution of pharmaceutical products globally.

•	Accounting and financial expertise – currently designated as an “audit committee financial expert” given her skills and attributes acquired through relevant work experience.

Michael J. Jandernoa, 65, has been a director of Perrigo since January 1981. He served as Perrigo Company’s Chief Executive Officer from 1988 to 2000 and as Chairman of the Board from 1991 to 2003. Mr. Jandernoa also previously served in various other executive capacities with Perrigo since 1979. He is a general partner of 42 North Partners; was a director of Fifth Third Bank – West Michigan, a Michigan banking corporation, from 2004 to December 2009; and a director of Steelcase, Inc., a manufacturer of casegood products and furniture systems for the office furniture industry, from 2002 to March 2010. He currently serves as First Vice Chair of the Business Leaders of Michigan, Inc. Mr. Jandernoa also serves on several private company and non-profit boards.

Director Qualifications:

•

Leadership, operating and marketing experience – former Chief Executive Officer and Chairman of the Board of Perrigo Company as well as current leadership roles in numerous other businesses related to the pharmaceutical industry.

•

Board and corporate governance experience – extensive board and corporate governance experience from current and previous service as a Chairman of the Board and a director of public, private and non-profit companies and organizations.

•	Industry knowledge – former CEO and Chairman of Perrigo Company with extensive experience and knowledge in the development and marketing of store brand consumer healthcare products.

Gerald K. Kunkle, Jr., 69, has been a director of Perrigo since October 2002 and has served as Lead Independent Director from August 2007 to August 2008 and since August 2009. Mr. Kunkle served as Chairman and Chief Executive Officer of DENTSPLY International Inc., a manufacturer and marketer of products for the professional dental market, from 2004 until his retirement in 2006. He previously served as President and Chief Operating Officer of DENTSPLY from 1997 to 2003. He also was a director of that company from 2002 to 2006. From 1994 to 1996, he served as President of Vistakon, a division of Johnson & Johnson.

Director Qualifications:

•

Leadership and operating experience – former Chief Executive Officer and Chairman of a global dental product corporation as well as previous executive management roles within the health science and pharmaceutical industries.

•	Board and corporate governance experience – prior public company board and corporate governance experience.

•

Industry knowledge – extensive experience within the dental supply and pharmaceutical industries, including product development, marketing and distribution of pharmaceuticals and other products on a global basis.

Herman Morris, Jr., 65, has been a director of Perrigo since December 1999. From October 2009 to January 2016, he served as City Attorney of the City of Memphis. From 2006 to October 2009, he was in the private practice of law in Memphis, Tennessee. In 2006, Mr. Morris served as Vice President and General Counsel of Pinnacle Airlines. Mr. Morris was a partner in the Baker, Donaldson, Bearman, Caldwell and Berkowitz law firm in Memphis, Tennessee from 2004 to 2006. He served as President and Chief Executive Officer of Memphis Light, Gas and Water Division from 1997 until 2004. Prior to that, Mr. Morris was General Counsel of Memphis Light, Gas and Water Division. Mr. Morris also serves on several private company and non-profit boards.

Director Qualifications:

•	Leadership experience – current and previous executive leadership roles within the private and public sectors.

•

Board and corporate governance experience – board and corporate governance experience from service as a director of public, private and non-profit companies, including service as a director of a public company.

•	Legal experience – extensive legal experience in both the public and private sectors.

Donal O’Connor, 65, has been a director of Perrigo since November 2014 and was previously a director of Elan Corporation, plc from May 2008 until Perrigo’s acquisition of Elan in December 2013. During Mr. O’Connor’s tenure on Elan’s board of directors, he served on Elan’s Audit and Leadership, Development and Compensation Committees. He was previously a senior partner of Pricewaterhouse Coopers in Ireland from 1995 until 2007. He was also a member of Pricewaterhouse Coopers’ Global Board from 2003 to 2008 and was a former chairman of the Eurofirms Board. From December 2008 to May 2012, Mr. O’Connor served as a director for Readymix plc, an Irish concrete manufacturer and supplier, also serving on its audit and remuneration committees. From December 2008 to June 2010, Mr. O’Connor served as Chairman of Anglo Irish Bank plc. Mr. O’Connor is a director of Theravance Biopharma, Inc. as of October 2015; and holds directorships in a number of private Irish companies.

Director Qualifications:

•	Leadership experience – former Senior Partner of Pricewaterhouse Coopers.

•	Board and corporate governance experience – current and prior board and committee experience in the financial, pharmaceutical and other industries.

•

Accounting and financial expertise – qualified chartered accountant currently designated as an “audit committee financial expert” given his skills and attributes acquired through relevant education and work experience.

Joseph C. Papa, 60, has served as Chairman and Chief Executive Officer of Perrigo since October 2015. He joined Perrigo in October 2006 as President and Chief Executive Officer until October 2015. Mr. Papa was elected to the Board of Directors in November 2006 and was appointed Chairman of the Board in October 2007. He previously served as Chairman and Chief Executive Officer of the Pharmaceutical and Technologies Services segment of Cardinal Health, Inc. from 2004 to October 2006. Prior to that, he served as President and Chief Operating Officer of Watson Pharmaceuticals, Inc., from 2001 to 2004. Additionally, he has held management positions at DuPont Pharmaceuticals, Pharmacia Corporation, G.D. Searle & Company and Novartis AG. Mr. Papa has been a director of Smith & Nephew, a developer of advanced medical devices, since August 2008.

Director Qualifications:

•	Leadership, operating and marketing experience – current Chief Executive Officer and Chairman of the Board of Perrigo as well as previous executive leadership roles at other pharmaceutical companies.

•	Board and corporate governance experience – board and corporate governance experience from current service as a director of global public companies.

•

Industry knowledge, marketing and global business experience – over 30 years of experience in the pharmaceutical industry, including the development and commercialization of products for the U.S. and European markets.

Shlomo Yanai, 63, has been a director of Perrigo since November 2015. He served as Chief Executive Officer and President of Teva Pharmaceutical Industries Ltd., a global pharmaceutical company, from March 2007 to May 2012. He has been an independent director of Sagent Pharmaceuticals, Inc. since April 2015; a director of Quinpario Acquisition Corp. 2 since November 2014; a director and Non-Executive Chaiman of Cambrex Corporation since November 2012; a Chairman at Protalix since July 2014. Mr. Yanai was a director of Lumenis Ltd. from December 2012 until October 2015. He is also a member of the International Advisory Board of the MBA program of Ben-Gurion University as well as an honorary member of the board of the University’s Institute for Policy and Strategy of the Interdisciplinary Center. Mr. Yanai also served 32 years with the Israeli Defense forces, retiring in 2001 with the rank of Major General.

Director Qualifications:

•	Leadership and operating experience – former Chief Executive Officer and President of a global pharmaceutical corporation as well as previous extensive, high-ranking military leadership roles.

•	Board and corporate governance experience – prior public company board and corporate governance experience.

•	Industry knowledge – extensive experience within the pharmaceutical industry, including product development, marketing and distribution of pharmaceuticals and other products on a global basis.

Accordingly, we are asking shareholders to approve the following resolutions as Ordinary Resolutions of the Company at the AGM:

RESOLVED that the shareholders elect, by separate resolutions, the following individuals as directors, to serve until the 2017 Annual General Meeting:

•	Laurie Brlas

•	Gary M. Cohen

•	Marc Coucke

•	Ellen R. Hoffing

•	Michael J. Jandernoa

•	Gerald K. Kunkle, Jr.

•	Herman Morris, Jr.

•	Donal O’Connor

•	Joseph C. Papa

•	Shlomo Yanai

The Board of Directors unanimously recommends a vote FOR

each of the director nominees

Proposal 2 – Ratification, in a Non-Binding Advisory Vote, of the Appointment of Ernst & Young LLP as Independent Auditor of the Company and Authorization, in a Binding Vote, of the Board of Directors, Acting Through the Audit Committee, to Fix the Remuneration of the Auditor

The firm of Ernst & Young LLP (“EY”) began auditing the consolidated financial statements of Perrigo Company, our predecessor, in fiscal 2009. The Audit Committee has appointed EY to serve as our independent auditor for fiscal year 2016, and the Board of Directors recommends that the shareholders ratify the appointment of EY to audit our consolidated financial statements for our 2016 fiscal year. While under Irish law, EY is deemed to be reappointed without the necessity of a shareholder vote, we are submitting the appointment to our shareholders as a matter of good corporate practice to obtain their views. In addition, the shareholders are being asked to authorize the Board of Directors, acting through the Audit Committee, to determine EY’s remuneration. This authorization is required by Irish law. The affirmative vote of a majority of the votes cast at the AGM is required for this proposal.

We expect representatives of EY to be present at the AGM with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

EY has advised us that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in Perrigo or any of its affiliates other than as accountants.

During fiscal year 2015 and the 2015 Stub Period, we retained EY to perform auditing and other services for us and paid them the following amounts for these services:

Fiscal Year 2015		2015 Stub Period
Audit Fees	$7,016,700	Audit Fees	$9,808,483
Audit-Related Fees (1)	$535,000	Audit-Related Fees (1)	$1,262,180
Tax Compliance	$811,552	Tax Compliance	$543,230
Tax Consulting & Advisory	521,659	Tax Consulting & Advisory	$946,533

Total Tax Fees	$1,333,211	Total Tax Fees	$1,489,763
Total Fees	$8,884,911	Total Fees	$12,560,426

1)	Represents attest services provided to the Company in connection with the requirements of the Irish Takeover Panel.

The Audit Committee maintains a policy pursuant to which it reviews and pre-approves audit and permitted non-audit services (including the fees and terms thereof) to be provided by our auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 that are approved by the Audit Committee prior to the completion of our audit. The Chair of the Audit Committee, or any other member or members designated by the Audit Committee, is authorized to pre-approve non-audit services, provided that any pre-approval shall be reported to the full Audit Committee at its next scheduled meeting. All audit and other services performed by our auditor in the 2015 Stub Period were approved in accordance with the Audit Committee’s policy.

Accordingly, we are asking shareholders to approve the following resolution as an Ordinary Resolution of the Company at the AGM:

RESOLVED that the shareholders of Perrigo Company plc (the “Company”) ratify the appointment of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2016, and authorize the Board of Directors acting through the Audit Committee to fix the remuneration of the auditor.

The Board of Directors unanimously recommends that shareholders vote

FOR the ratification, in a non-binding advisory vote, of the appointment of Ernst & Young LLP as our Company’s independent auditor for the fiscal year ending December 31, 2016 and authorize, in a binding vote, the Board of Directors, acting through the Audit Committee, to fix the remuneration of the auditor

Proposal 3 – Advisory Vote on Executive Compensation

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires us to provide our shareholders with an opportunity to cast an advisory vote regarding the compensation of our named executive officers. This is commonly known as a “Say-on-Pay” proposal, as it gives our shareholders the opportunity to communicate to the Remuneration Committee and the Board of Directors their view on our compensation of the named executive officers.

At our 2015 AGM, our shareholders strongly approved the Say-on-Pay proposal, with more than 88% of the votes cast voting in favor of the proposal.

At the 2011 annual meeting of stockholders of Perrigo Company, our predecessor, our shareholders indicated their preference to hold a Say-on-Pay vote annually. In light of the Board of Directors’ recommendation to hold an annual vote and the shareholders’ preference, the Board of Directors has determined to hold a Say-on-Pay vote annually until the next advisory vote on frequency occurs (which we expect will be in 2017).

For that reason, we are asking our shareholders to approve, on a non-binding basis, the compensation of the Company’s named executive officers disclosed in this proxy statement. As described in detail in the “Compensation Discussion and Analysis”, beginning on page 15, our philosophy in setting executive compensation is to provide a total compensation package that provides the compensation and incentives needed to attract, retain and motivate talented executives who are crucial to our long-term success while aligning our executives’ compensation with our short-term and long-term performance. Consistent with that philosophy, a significant percentage of the total compensation opportunities for each of our named executive officers is directly related to our stock price performance and to other performance factors that measure progress against operating plans and the creation of shareholder value. Through stock ownership requirements and equity incentives, we also align the interests of our executives with the long-term interests of the Company and our shareholders. For these reasons, we believe that our executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles.

With respect to executive compensation during the 2015 Stub Period, we believe that the Company’s strong financial performance provides ample support for the compensation of our named executive officers. Indeed, in the 2015 Stub Period, we had:

•	Net sales of $2.8 billion.

•	Net cash from operating activities of $323.2 million.

•	Operating income of $94.5 million.

In addition, the cumulative total shareholder return, which includes reinvestment of dividends, of our ordinary shares and of the common stock of Perrigo Company, our predecessor, over a five-year period ending on December 31, 2015, was 132% compared to the cumulative five-year total return of both the S&P 500 Index and the S&P Pharmaceuticals Index of 81% and 136%, respectively.

The Remuneration Committee and Board of Directors believe that the information provided in the “Compensation Discussion and Analysis” demonstrates that our executive compensation program aligns our executives’ compensation with Perrigo’s short-term and long-term performance and provides compensation and incentives needed to attract, motivate and retain key executives that are crucial to Perrigo’s long-term success.

Although this Say-on-Pay advisory vote is non-binding, the Remuneration Committee and the Board will review the results of this vote and take them into account for future determinations concerning our executive compensation program.

Accordingly, we are asking shareholders to approve the following resolution as an Ordinary Resolution of the Company at the AGM:

RESOLVED that the shareholders of Perrigo Company plc (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement for the 2016 Annual General Meeting of Shareholders, including the Compensation Discussion and Analysis and the compensation tables and narrative disclosures under the “Executive Compensation” section of this proxy statement.

The Board of Directors unanimously recommends that shareholders vote

FOR the approval, on an advisory basis, of the compensation of the

Company’s named executive officers

Proposal 4 - Authorize the Company and/or any subsidiary of the Company to make market purchases and overseas market purchases of Company shares

Under Irish law, neither the Company nor any subsidiary of the Company may make market purchases of the Company’s shares without shareholder approval. Accordingly, shareholders are being asked to authorize the Company, or any of its subsidiaries, to make market purchases of up to 10% of the Company’s issued shares. In accordance with the proposed resolution, this authorization expires after eighteen months unless renewed; accordingly, we expect to propose renewal of this authorization at subsequent annual general meetings.

Such purchases would be made only at price levels that the Board of Directors considered to be in the best interests of the shareholders generally, after taking into account the Company’s overall financial position.

In order for the Company or any of its subsidiaries to make market purchases of the Company’s ordinary shares, the shares must be purchased on a “recognized stock exchange”. The NYSE, on which the Company’s ordinary shares are listed, is specified as a recognized stock exchange for this purpose by Irish law. The general authority, if approved by our shareholders, will become effective from the date of passing of the authorizing resolution.

Accordingly, we are asking shareholders to approve the following resolution as an Ordinary Resolution of the Company at the AGM:

RESOLVED, that Perrigo Company plc (the “Company”) and any subsidiary of the Company is hereby generally authorized to make market purchases and overseas market purchases (as defined in Section 1072 of the Companies Act 2014) of ordinary shares in the Company (“shares”) on such terms and conditions and in such manner as the board of directors of the Company (or any duly constituted subcommittee thereof) may determine from time to time but subject to the provisions of the Companies Act 2014 and to the following provisions:

(a)	The maximum number of shares authorized to be acquired by the Company and/or any subsidiary of the Company pursuant to this resolution shall not exceed, in the aggregate, 14,314,435 ordinary shares of €0.001 each (which represents 10% of the Company’s issued ordinary shares as of December 31, 2015).

(b)	The maximum price to be paid for any ordinary share shall be an amount equal to 105% of the closing price on the New York Stock Exchange for the ordinary shares on the trading day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of the Company.

(c)	The minimum price to be paid for any ordinary share shall be an amount equal to the nominal value of such share.

(d)	This general authority will be effective from the date of passing of this resolution and will expire on the earlier of (i) eighteen months from the date of the passing of this resolution, or (ii) the date of the Company’s 2017 Annual General Meeting, unless previously varied, revoked or renewed in accordance with the provisions of Section 1074 of the Companies Act 2014. The Company or any such subsidiary may, before such expiry, enter into a contract for the purchase of shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.

The Board of Directors unanimously recommends that shareholders vote

FOR the approval to authorize the Company and/or any subsidiary of the Company to make market purchases and overseas market purchases of Company shares

Proposal 5 - Determine the price range at which

the Company can reissue shares that it holds as treasury shares

Open-market share repurchases and other share buyback activities result in ordinary shares being acquired and held by the Company as treasury shares. We may reissue treasury shares that we acquire through our various share buyback activities.

Under Irish law, our shareholders must authorize the price range at which we may reissue any shares held in treasury. In this proposal, that price range is expressed as a minimum and maximum percentage of the prevailing market price (as defined below). Under Irish law, this authorization expires after eighteen months unless renewed; accordingly, we expect to propose renewal of this authorization at subsequent annual general meetings.

The authority being sought from shareholders provides that the minimum and maximum prices at which an ordinary share held in treasury may be reissued are 90% (or in the case of an Employee Share Plan an amount equal to the nominal value of the share) and 120%, respectively, of the closing price per ordinary share of the Company, as reported by the NYSE, on the trading day immediately preceding the proposed date of re-issuance. Any reissuance of treasury shares will be at price levels that the Board considers in the best interests of our shareholders.

Accordingly, we are asking shareholders to approve the following resolution as a Special Resolution of the Company at the AGM:

RESOLVED, that the reissue price range at which any treasury shares held by Perrigo Company plc (the “Company”) may be reissued off-market shall be as follows:

(a)	the maximum price at which such treasury share may be reissued off-market shall be an amount equal to 120% of the “market price”;

(b)	the minimum price at which a treasury share may be reissued off-market shall be the nominal value of the share where such a share is required to satisfy an obligation under an Employee Share Plan operated by the Company or, in all other cases, an amount equal to 90% of the “market price”;

(c)	for the purposes of this resolution, the “market price” shall mean the closing price per ordinary share of the Company, as reported by the New York Stock Exchange, on the trading day immediately preceding the proposed date of re-issuance and “Employee Share Plan” shall mean any scheme or plan which involves the appropriation or issue of Company shares or the issue of options or other awards in respect of Company shares; and

(d)	that this authority to reissue treasury shares shall expire at eighteen months from the date of the passing of this resolution unless previously varied or renewed in accordance with the provisions of Section 1078 of the Companies Act 2014.

The Board of Directors unanimously recommends that shareholders vote

FOR the approval of determining the price range at which the Company can reissue shares that it holds as treasury shares

Other Matters

Presentation of Irish Statutory Financial Statements

The Company’s Irish Statutory Financial Statements for the 2015 Stub Period ended December 31, 2015, including the reports of the directors and auditor thereon, will be presented at the AGM. Since we are an Irish company, we are required to prepare Irish statutory financial statements under applicable Irish company law and to deliver those accounts to shareholders of record in connection with our AGM. There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the AGM. We will mail without charge, upon written request, a copy of the Irish Statutory Financial Statements to beneficial owners of our shares and shareholders of record. Requests should be sent to: Perrigo Company plc, Attention: Todd W. Kingma, Company Secretary, Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland, or GeneralMeeting@perrigo.com. The Company’s Irish Statutory Financial Statements are also available on our website at www.perrigo.com.

Transition Report on Form 10-KT

A copy of our Transition Report on Form 10-KT for the six-month period ended December 31, 2015, including financial statement schedules, is on file with the Securities and Exchange Commission and delivered with this proxy statement. If you would like a copy of the exhibits to the Form 10-KT, please contact Todd W. Kingma, Company Secretary, Perrigo Company plc, Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland, or at GeneralMeeting@perrigo.com.

PROXY
PERRIGO COMPANY PLC

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS ON APRIL 26, 2016.

The undersigned, revoking any proxy or voting instructions previously given, appoints Judy L. Brown and Todd W. Kingma, and each of them, as attorneys and proxies with full power of substitution and authorizes them to represent and vote as indicated on the reverse side of this card, with all powers which the undersigned would possess if personally present, all the ordinary shares of Perrigo Company plc held of record by the undersigned on February 26, 2016 at the Annual General Meeting of Shareholders to be held on April 26, 2016 or any adjournment thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” each director nominee named in Proposal 1 and “FOR” Proposals 2 through 5.

If you vote by Internet or telephone, please do not send your proxy by mail.

IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

▲    PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.  ▲

Important Notice Regarding the Availability of Proxy Materials for the

Annual General Meeting of Shareholders to be held April 26, 2016.

The Proxy Materials are available for review at:

http://www.viewproxy.com/perrigo/2016

1. Elect Directors to hold office until the 2017 Annual General Meeting of Shareholders:	FOR	AGAINST	ABSTAIN

01 Laurie Brlas	☐	☐	☐

02 Gary M. Cohen	☐	☐	☐

03 Marc Coucke	☐	☐	☐

04 Ellen R. Hoffing	☐	☐	☐

05 Michael J. Jandernoa	☐	☐	☐

06 Gerald K. Kunkle, Jr.	☐	☐	☐

07 Herman Morris, Jr.	☐	☐	☐

08 Donal O’Connor	☐	☐	☐

09 Joseph C. Papa	☐	☐	☐

10 Shlomo Yanai	☐	☐	☐

2.	Ratify the appointment of Ernst & Young LLP as our independent auditor for the period ending December 31, 2016, and authorize the Board of Directors, acting through the Audit Committee, to fix the remuneration of the auditor:	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Approve in an advisory vote the Company’s executive compensation:	☐	☐	☐

4.	Authorize Perrigo Company plc and/or any subsidiary of Perrigo Company plc to make market purchases of Perrigo Company plc’s ordinary shares:	☐	☐	☐

5.	Determine the reissue price range for Perrigo Company plc treasury shares:	☐	☐	☐

6.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This section must be completed for your vote to be counted. Please date and sign below.

Dated:	, 2016

Signature

Name	(printed)

Title

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

▲    PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.  ▲

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or telephone

A proxy submitted by a shareholder of record by mail must be received by

April 25, 2016 at 10:00 AM Irish Standard Time.

For participants in the Company’s 401K Plan, Internet and telephone voting is available through

April 20, 2016 at 11:59 PM Eastern Daylight Time.

For all other holders, Internet and telephone voting is available through

April 24, 2016 at 11:59 PM Eastern Daylight Time.

INTERNET	TELEPHONE	MAIL
Vote Your Proxy on the Internet:	Vote Your Proxy by Phone:	Vote Your Proxy by Mail:
Go to www.cesvote.com	Call 1 (888) 693-8683
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PROXY
PERRIGO COMPANY PLC

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL

GENERAL MEETING OF SHAREHOLDERS ON APRIL 26, 2016.

The undersigned, revoking any proxy or voting instructions previously given, appoints Judy L. Brown and Todd W. Kingma, and each of them, as attorneys and proxies with full power of substitution and authorizes them to represent and vote as indicated on the reverse side of this card, with all powers which the undersigned would possess if personally present, all the ordinary shares of Perrigo Company plc beneficially held by the undersigned on February 26 , 2016 at the Annual General Meeting of Shareholders to be held on April 26 , 2016 or any adjournment thereof.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” each director nominee named in Proposal 1 and “FOR” Proposals 2 through 5.

IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE

▲  PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.  ▲

Please sign and date this proxy card and return it promptly, together with an Ownership Certificate from the TASE Clearing House member through which your shares are registered, to Perrigo Company plc, P.O. Box 7100, Tel Aviv, Israel 6107002 so your shares may be represented at the Meeting. The proxy card and Ownership Certificate must be received no later than April 20, 2016 to be validly included in the tally of shares voted at the Meeting.

The Proxy Materials are available for review at:

http://www.viewproxy.com/perrigo/2016

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH DIRECTOR NOMINEE NAMED IN

PROPOSAL 1 AND “FOR” PROPOSALS 2 THROUGH 5.

1. Elect Directors to hold office until the 2017 Annual General Meeting of Shareholders:	FOR	AGAINST	ABSTAIN

01 Laurie Brlas	☐	☐	☐

02 Gary M. Cohen	☐	☐	☐

03 Marc Coucke	☐	☐	☐

04 Ellen R. Hoffing	☐	☐	☐

05 Michael J. Jandernoa	☐	☐	☐

06 Gerald K. Kunkle, Jr.	☐	☐	☐

07 Herman Morris, Jr.	☐	☐	☐

08 Donal O’Connor	☐	☐	☐

09 Joseph C. Papa	☐	☐	☐

10 Shlomo Yanai	☐	☐	☐

(Except nominee(s) written above.)

2. Ratify the appointment of Ernst & Young LLP as our independent auditor for the period ending December 31, 2016, and authorize the Board of Directors, acting through the Audit Committee, to fix the remuneration of the auditor:	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. Approve in an advisory vote the Company’s executive compensation:	☐	☐	☐

4. Authorize Perrigo Company plc and/or any subsidiary of Perrigo Company plc to make market purchases of Perrigo Company plc’s ordinary shares:	☐	☐	☐

5. Determine the reissue price range for Perrigo Company plc treasury shares:	☐	☐	☐

6. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This section must be completed for your vote to be counted. Please date and sign below

Dated:	, 2016.

Signature

Name (printed)

Title

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

PROXY VOTING INSTRUCTIONS

Voting cut-off is April 20, 2016